EXHIBIT 10.1
EXECUTION VERSION

[Published CUSIP Number:                     ]
AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND
REVOLVING CREDIT FACILITY AGREEMENT
Dated as of August 9, 2007
among
THE HARTFORD FINANCIAL SERVICES GROUP, INC.,
THE BORROWING SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,
THE LENDERS NAMED HEREIN,
BANK OF AMERICA, N.A,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.
and
CITIBANK, N.A.,
as Syndication Agents
and
Wachovia Bank, N.A.,
as Documentation Agent

BANC OF AMERICA SECURITIES LLC,
J.P. MORGAN SECURITIES INC. and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

[CS&M Ref. No. 6701-199]

i

Exhibits and Schedules

Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Notice of Competitive Bid Request
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid Accept/Reject
Exhibit A-5	Form of Standby Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Opinion of Counsel for The Hartford Financial Services Group, Inc.
Exhibit D	Form of Borrowing Subsidiary Agreement
Exhibit E	Form of Local Currency Addendum
Exhibit F	Form of Secured Letter of Credit Agreement

Schedule 1.01	Insurance Subsidiaries
Schedule 2.01	Commitments
Schedule 3.06	Litigation and Compliance with Laws

     AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT (as it may be amended, supplemented or otherwise modified, the “Agreement”) dated as of August 9, 2007, among THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation (the “Company”); each Borrowing Subsidiary party hereto; the lenders listed in Schedule 2.01 (together with their permitted assignees, the “Lenders”); and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
          Reference is made to the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of December 19, 2006, among the Company, the Borrowing Subsidiaries, the Lenders party thereto and Bank of America, N.A., as Administrative Agent (the “Existing Credit Agreement”).
          The Company has requested that the Lenders (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) amend and restate the Existing Credit Agreement in the form of this Agreement. The Company has requested that (i) the Lenders extend credit on a standby revolving credit basis at any time and from time to time prior to the Maturity Date in an aggregate principal amount not in excess of $2,000,000,000 at any time outstanding, subject to increase as provided herein, (ii) make up to $100,000,000 of such credit facility available in the form of Letters of Credit and (iii) provide a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers. The proceeds of borrowings hereunder are to be used for working capital and other general corporate purposes, including the repayment of maturing commercial paper. The Lenders are willing to extend credit to the Borrowers on the terms and subject to the conditions herein set forth.
          Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “Administrative Fees” shall have the meaning assigned to such term in Section 2.07(d).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form distributed to the Lenders by the Administrative Agent.

          “Affiliate” shall mean, when used with respect to a specified person, another person that directly or indirectly controls or is controlled by or is under common control with the person specified.
          “Agreement Currency” shall have the meaning assigned to such term in Section 9.16(b).
          “Annual Statement” shall mean, with respect to the Restricted Subsidiaries, the Annual Statement of such Restricted Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.
          “Applicable Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance commission or similar Governmental Authority located in the state in which such Insurance Subsidiary is domiciled and any Federal insurance Governmental Authority.
          “Applicable Percentage” shall mean on any date, with respect to Eurocurrency Standby Loans, with respect to the Facility Fee, with respect to the Usage Fee or with respect to the LC Participation Fee, as the case may be, the applicable per annum percentage set forth below under the caption “Facility Fee Percentage”, “Eurocurrency Spread”, “Usage Fee Percentage”, “Standard Letter of Credit Participation Fee” or “Secured Letter of Credit Participation Fee”, as the case may be, based upon the Ratings in effect on such date; provided that at any time when the Collateral Value of the Collateral on deposit in an LC Security Account in respect of any Secured Letter of Credit shall be less than the 110% of the portion of the LC Exposure attributable to such Secured Letter of Credit, the Applicable Percentage used to determine the LC Participation Fees payable in respect of such Secured Letter of Credit shall be the applicable percentage set forth below under the caption “Standard Letter of Credit Participation Fee”:

				Standard	Secured
				Letter of	Letter of
				Credit	Credit
	Facility Fee	Eurocurrency	Usage Fee	Participation	Participation
	Percentage	Spread	Percentage	Fee	Fee
Category 1
Aa3 or higher by Moody’s
AA- or higher by S&P	0.040%	0.085%	0.050%	0.085%	0.085%
Category 2
A1 by Moody’s
A+ by S&P	0.045%	0.105%	0.050%	0.105%	0.105%
Category 3
A2 by Moody’s
A by S&P	0.050%	0.150%	0.050%	0.150%	0.150%
Category 4
A3 by Moody’s
A- by S&P	0.060%	0.190%	0.050%	0.190%	0.165%
Category 5
Baa1 by Moody’s
BBB+ by S&P	0.080%	0.270%	0.050%	0.270%	0.145%
Category 6
Baa2 or lower or unrated by Moody’s
BBB or lower or unrated by S&P	0.100%	0.350%	0.050%	0.350%	0.125%
          For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a Rating in Category 5; (ii) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Percentage shall be based on the higher of the two Ratings unless the Ratings differ by two or more Categories, in which case the Applicable Percentage will be based upon the Category one level above the Category corresponding to the lower Rating; and (iii) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee in the form of Exhibit B hereto.
          “Augmenting Lender” shall have the meaning assigned to such term in Section 2.24(a).
          “Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.06(c).
          “Available Commitment” shall mean, as to any Lender at any time, an amount equal to such Lender’s Commitment at such time minus such Lender’s LC Exposure at such time and the aggregate of all such Lender’s Local Currency Loans (Dollar Equivalent) outstanding at such time.
          “Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Bank of America, N.A. as its prime rate. The Prime Rate is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Each change in the Prime Rate shall be effective at the opening of business on the date such change is publicly announced as effective. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.
          “Base Rate Loan” shall mean any Base Rate Standby Loan.

          “Base Rate Standby Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” shall mean the Board of Directors of a Borrower or any duly authorized committee thereof.
          “Borrowers” shall mean the Company and the Borrowing Subsidiaries.
          “Borrowing” shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.
          “Borrowing Date” shall mean any date on which a Borrowing is made hereunder.
          “Borrowing Subsidiary” shall mean any Subsidiary which shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Agreement; provided, however, that no Subsidiary shall become a Borrowing Subsidiary if it shall be unlawful for (a) such Subsidiary to become a Borrower hereunder or (b) any Lender that would be required to make Loans or otherwise extend credit to such Subsidiary to make such Loans or extend such credit; provided further, that, in the case of clause (b) above, the Company shall have the right, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made, and participations in LC Disbursements acquired, by it hereunder and all other amounts accrued for its account or owed to it hereunder.
          “Borrowing Subsidiary Agreement” shall mean an agreement, in the form of Exhibit D hereto, duly executed by the Company and a Subsidiary.
          “Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and, when used in connection with determining any date on which any amount is to be paid or made available in Local Currency, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center in the country of such Local Currency.
          “Calculation Date” shall mean the last Business Day of each calendar week.
          “Capitalized Lease-Back Obligation” shall mean with respect to any property or asset, at any date as of which the same is to be determined, the total net rental obligations of the Company or a Subsidiary under a lease of such property or asset, entered into as part of an arrangement to which the provisions of Section 5.12 are applicable (or would have been applicable had such Subsidiary been a Subsidiary at the time it entered into such lease), discounted to the date of computation at the rate of interest per annum implicit in the lease (determined in accordance with GAAP). The amount of the net rental obligation for any calendar year under any lease shall be the sum of the rental and other payments required to be paid in such calendar year by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.
          A “Change in Control” shall be deemed to have occurred if (a) any person or group of persons shall have acquired beneficial ownership of more than 30% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) or (b) during any period of 12 consecutive months, commencing after the Restatement Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.
          “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.
          “Collateral” shall mean (a) cash, (b) readily marketable commercial paper issued by issuers with ratings of at least P-1 from Moody’s or A-1 from S&P and having a remaining maturity not in excess of 180 days, (c) readily marketable negotiable debt instruments constituting obligations backed by the full faith and credit of the United States of America, (d) readily marketable municipal bonds with ratings of at least Baa2 from Moody’s or BBB from S&P and (e) readily marketable corporate bonds with ratings of at least Baa2 from Moody’s or BBB from S&P and having remaining maturities not in excess of ten years.
          “Collateral Custodian” shall mean a commercial banking institution with an office in the State of New York and approved by the Company and the Administrative Agent.
          “Collateral Value” shall mean, at any time (a) in the case of Collateral referred to in clause (a) of the definition of such term, the amount thereof, and (b) in the case of any other Collateral, the then-current market value thereof, as determined by reference to publicly quoted prices for such Collateral or, in the absence of such publicly quoted prices, by the Administrative Agent through other reasonable means.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth on Schedule 2.01 under the heading “Commitment” or in an Assignment and Assumption delivered by such Lender under Section 9.04 as such Lender’s Commitment may be (i) permanently terminated or reduced from time to time pursuant to Section 2.12 or pursuant to one or more assignments under Section 9.04 or (ii) increased from time to time pursuant to Section 2.24. The Commitment of each Lender shall automatically and permanently terminate on the Maturity Date if not terminated earlier pursuant to the terms hereof.
          “Commitment Increase” shall have the meaning assigned to such term in Section 2.24(b).
          “Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.
          “Competitive Bid Accept/Reject Letter” shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4 hereto.
          “Competitive Bid Rate” shall mean, as to any Competitive Bid, (i) in the case of a Eurocurrency Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.
          “Competitive Bid Request” shall mean a request made pursuant to Section 2.03(a) in the form of Exhibit A-1 hereto.
          “Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Section 2.03.
          “Competitive Loan” shall mean a Loan made pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be in Dollars and shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan.
          “Competitive Loan Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate principal amount of all outstanding Competitive Loans made by such Lender.
          “Consenting Lender” shall have the meaning assigned to such term in Section 2.25.
          “Consolidated Net Tangible Assets” shall mean the total of all assets appearing on a consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in accordance with GAAP (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined), less the sum of the following items as shown on said consolidated balance sheet:
     (i) the book amount of all segregated intangible assets, including such items as good will, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium;
     (ii) all depreciation, valuation and other reserves;
     (iii) current liabilities;
     (iv) any minority interest in the shares of stock (other than Preferred Stock) and surplus of Restricted Subsidiaries of the Company;
     (v) the investment of the Company and its Restricted Subsidiaries in any Subsidiary of the Company that is not a Restricted Subsidiary;
     (vi) the total indebtedness of the Company and its Restricted Subsidiaries incurred in any manner to finance or recover the cost to the Company or any Restricted Subsidiary of any physical property, real or personal, which prior to or simultaneously with the creation of such indebtedness shall have been leased by the Company or a Restricted Subsidiary to the United States of America or a department or agency thereof at an aggregate rental, payable during that portion of the initial term of such lease (without giving effect to any options of renewal or extension) which shall be unexpired at the date of the creation of such indebtedness, sufficient (taken together with any amounts required to be paid by the lessee to the lessor upon any termination of such lease) to pay in full at the stated maturity date or dates thereof the principal of and the interest on such indebtedness;
     (vii) deferred income and deferred liabilities; and
     (viii) other items deductible under GAAP.
          “Consolidated Net Worth” shall mean, as at any date of determination, without duplication, the consolidated stockholders’ equity of the Company and its Subsidiaries (including perpetual preferred stock of the Company and excluding accumulated other comprehensive income), as determined on a consolidated basis in accordance with GAAP, plus minority interests in Subsidiaries, as determined in accordance with GAAP, plus Special Securities; provided that Consolidated Net Worth shall not include Special Securities to the extent that they would account for greater than 15% of Consolidated Total Capitalization.
          “Consolidated Total Capitalization” shall mean, as at any date of determination, the sum of Consolidated Total Debt and Consolidated Net Worth.

          “Consolidated Total Debt” shall mean, as at any date of determination, without duplication, (i) all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (ii) preferred securities that are mandatorily redeemable, or redeemable at the option of the holder, within 10 years of such date of determination, plus (iii) Special Securities to the extent that Special Securities exceed 15% of Consolidated Total Capitalization. Consolidated Total Debt shall exclude the aggregate principal amount of all Consumer Notes outstanding at any time that S&P does not classify the Consumer Notes as financial leverage of the Company or a Subsidiary.
          “Consumer Notes” means fixed, floating and index notes issued by Hartford Life Insurance Company to retail investors whereby the terms of such notes require that the net proceeds to Hartford Life Insurance Company be utilized to purchase a like amount of assets to be held by Hartford Life Insurance Company, and whereby the instrument issued is a registered security (and not an insurance contract of any type). Each set of Consumer Notes issued on the same date and which have common terms and a common maturity date is referred to as a tranche of Consumer Notes.
          “Credit Event” shall have the meaning assigned to such term in Section 4.01.
          “Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Declining Lender” shall have the meaning assigned to such term in Section 2.25.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Dollars” or “$” shall mean lawful money of the United States of America.
          “Dollar Borrowing” shall mean a Borrowing comprised of Dollar Loans.
          “Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any Local Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Local Currency then in effect as determined pursuant to Section 2.23(a).
          “Dollar Facility Excess” shall have the meaning assigned to such term in Section 2.23(d).

          “Dollar Facility Overage” shall mean an amount equal to the excess of (a) the Total Commitment over (b) the aggregate amount of all Local Currency Facility Maximum Borrowing Amounts (determined, if applicable, after giving effect to any reduction therein made pursuant to Section 2.23(c)).
          “Dollar Loan” shall mean any Loan denominated in Dollars.
          “Dollar Standby Credit Excess” shall have the meaning assigned to such term in Section 2.23(c).
          “Dollar Standby Credit Overage” shall mean, with respect to any Lender, an amount equal to the excess, if any, of (a) such Lender’s Commitment over (b) the aggregate Local Currency Lender Maximum Borrowing Amounts of such Lender with respect to all Local Currency Addenda to which such Lender or any of its Affiliates is a party.
          “Dollar Standby Extensions of Credit” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all Standby Loans made by such Lender then outstanding and (b) the LC Exposure of such Lender at such time.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) prior to the effectiveness of the applicable provisions of the Pension Act, the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (d) prior to the effectiveness of the applicable provisions of the Pension Act, the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (e) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (f) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, during the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA; and (i) the occurrence of a “prohibited transaction” with respect to which the Company or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975) of the Code, or with respect to which the Company or any such Subsidiary could otherwise be liable.
          “Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
          “Eurocurrency Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
          “Eurocurrency Loan” shall mean any Eurocurrency Competitive Loan, Eurocurrency Standby Loan or Eurocurrency Local Currency Loan.
          “Eurocurrency Local Currency Loan” shall mean any Local Currency Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
          “Eurocurrency Standby Borrowing” shall mean a Borrowing comprised of Eurocurrency Standby Loans.
          “Eurocurrency Standby Loan” shall mean any Standby Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Article VI.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Exchange Rate” shall mean, with respect to any Local Currency on a particular date, the rate at which such Local Currency may be exchanged into Dollars, as set forth on such date on the Reuters currency page more particularly described in the Local Currency Addendum for Loans to be made in such Local Currency. In the event that such rate does not appear on any Reuters currency page, the Exchange Rate with respect to such Local Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the

Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent’s spot rate of exchange in the London interbank market where its foreign currency exchange operations in respect of such Local Currency are then being conducted, at or about 10:00 a.m., local time, at such date for the purchase of Dollars with such Local Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
          “Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
          “Existing Maturity Date” shall have the meaning assigned to such term in Section 2.25.
          “Facility Fee” shall have the meaning assigned to such term in Section 2.07(a).
          “Fair Value”, when used with respect to property, shall mean the fair value as determined in good faith by the Board of Directors of the Company.
          “Fees” shall mean the Facility Fee, the Usage Fee, the LC Participation Fees and the Administrative Fees.
          “Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer or director of treasury services of such corporation.
          “Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.
          “Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (the “Fixed Rate”) (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.
          “GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.
          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Guaranteed Obligations” shall mean the principal of and interest on the Loans made to, and the due and punctual performance of all other obligations, monetary or otherwise of, the Borrowing Subsidiaries hereunder, under any Letter of Credit or under any Local Currency Addendum.

          “Increase Effective Date” shall have the meaning assigned to such term in Section 2.24(b).
          “Increasing Lender” shall have the meaning assigned to such term in Section 2.24(a).
          “Incremental Facility Amount” shall mean, at any time, an amount equal to $750,000,000 minus the aggregate amount, if any, by which the Total Commitment shall have been increased prior to such time pursuant to Section 2.24.
          “Indebtedness” of any person shall mean all indebtedness representing money borrowed, all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, or the deferred purchase price of property (other than trade accounts payable) or any capitalized lease obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such corporation or for which such corporation is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise).
          “Information” shall have the meaning assigned to such term in Section 9.17.
          “Initial Loans” shall have the meaning assigned to such term in Section 2.24(b).
          “Insurance Subsidiaries” shall mean those Subsidiaries set forth on Schedule 1.01 hereto and any future Subsidiaries principally engaged in one or more of the property, casualty, life insurance and financial services businesses.
          “Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; (b) with respect to a Eurocurrency Loan or a Fixed Rate Loan, the last day of each Interest Period applicable thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three months’ duration or a Fixed Rate Loan with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and, in addition, the date of any prepayment of each Loan or conversion of such Loan to a Loan of a different Type; and (c) with respect to any Local Currency Loan, such days as shall be specified in the applicable Local Currency Addendum.
          “Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; (b) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; and (c) as to any Local Currency Borrowing, such periods as shall be specified in the applicable Local Currency Addendum; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
          “Joinder Agreement” shall have the meaning assigned to such term in the Secured Letter of Credit Agreement.
          “Judgment Currency” shall have the meaning assigned to such term in Section 9.16(b).
          “LC Disbursement” shall mean a payment made by the LC Issuer pursuant to a Letter of Credit.
          “LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Percentage of the total LC Exposure at such time.
          “LC Issuer” shall mean Bank of America, N.A., in its capacity as issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j). The LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Participation Fee” shall have the meaning assigned to such term in Section 2.07(c).
          “LC Security Account” shall mean an account established and maintained by a Borrower or a Subsidiary with a Collateral Custodian at an office in the State of New York for the deposit of Collateral, and over which account and all Collateral in such account the Administrative Agent shall have control and the right to issue entitlement orders (as such terms are defined in the Uniform Commercial Code of the State of New York) pursuant to arrangements reasonably satisfactory to the Administrative Agent.
          “Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Letter of Credit” shall mean any letter of credit issued pursuant to this Agreement.
          “Letter of Credit Application” shall mean an application and agreement for the issuance, amendment, renewal or extension of a Letter of Credit in the form from time to time in use by the LC Issuer.
          “Letter of Credit Expiration Date” means the date that is five Business Days prior to the Maturity Date.
          “LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotation of BBA LIBOR as designated by the Administrative Agent from time to time) for deposits in the currency of such Borrowing (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBO Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) determined by the Administrative Agent to be the average of the rates per annum at which dollar deposits or deposits in the applicable Local Currency approximately equal in principal amount to (i) in the case of a Standby Borrowing that is a Eurocurrency Borrowing, the Administrative Agent’s portion of such Eurocurrency Borrowing; (ii) in the case of a Competitive Borrowing, a principal amount that would have been the Administrative Agent’s portion of such Competitive Borrowing had such Competitive Borrowing been a Standby Borrowing; and (iii) in the case of a Local Currency Borrowing, such Borrowing, and for a maturity comparable to such Interest Period, are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, charge or other encumbrance on, of or in such property or asset.
          “Loan” shall mean a Competitive Loan, a Local Currency Loan or a Standby Loan, whether made as a Eurocurrency Loan, a Base Rate Loan or a Fixed Rate Loan, as permitted hereby.

          “Loan Documents” shall mean this Agreement, the Borrowing Subsidiary Agreements, the Local Currency Addenda, any promissory notes issued pursuant to Section 9.04(i), the Secured Letter of Credit Agreement and any Joinder Agreements entered into pursuant to Section 2.06(o).
          “Local Currency” shall mean any currency other than Dollars as to which an Exchange Rate may be calculated.
          “Local Currency Addendum” shall mean a local currency addendum between a Borrower and one or more Local Currency Lenders, substantially in the form of Exhibit E hereto, and the documentation referred to therein, to the extent not inconsistent with this Agreement.
          “Local Currency Borrowing” shall mean a Borrowing comprised of Local Currency Loans.
          “Local Currency Credit Event” shall mean each Borrowing under a Local Currency Addendum.
          “Local Currency Equivalent” shall mean, on any date of determination, with respect to any amount in Dollars, the equivalent in the relevant Local Currency of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Local Currency then in effect as determined pursuant to Section 2.23(a).
          “Local Currency Facility Maximum Borrowing Amount” shall have the meaning assigned to such term in Section 2.22(b).
          “Local Currency Lender” shall mean any Lender (or any Affiliate, branch or agency thereof) party to a Local Currency Addendum. In the event any agency or Affiliate of a Lender shall be party to a Local Currency Addendum, such agency or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided, that such Lender shall continue to the exclusion of such agency or Affiliate to have all the voting and consensual rights vested in it by the terms hereof.
          “Local Currency Lender Maximum Borrowing Amount” shall have the meaning assigned to such term in Section 2.22(b).
          “Local Currency Loan” shall mean any Loan, denominated in a currency other than Dollars, made to a Borrower pursuant to Section 2.01(b) and a Local Currency Addendum.
          “Local Currency Loans (Dollar Equivalent)” shall mean the Dollar Equivalent of the relevant Local Currency Loans.
          “Local Currency Standby Borrowing” shall mean any Standby Borrowing comprised of Local Currency Loans.

          “Margin” shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
          “Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Margin Stock” shall have the meaning given such term under Regulation U of the Board.
          “Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.
          “Maturity Date” means the earlier of August 9, 2012, as such date may be extended with respect to any Consenting Lender pursuant to Section 2.25, and the date of termination in whole of the Commitments pursuant to Section 2.12 or Article VI.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.06(c).
          “Non-Increasing Lender” shall have the meaning assigned to such term in Section 2.24(a).
          “Notice of Competitive Bid Request” shall mean a notification made pursuant to Section 2.03(a) in the form of Exhibit A-2 hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Preferred Stock” shall mean any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.
          “Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “Quarterly Statement” shall mean, with respect to any Restricted Subsidiary, the Quarterly Statement of such Restricted Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.
          “Quotation Day” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.
          “Rating Agencies” shall mean Moody’s and S&P.
          “Ratings” shall mean the ratings from time to time established by the Rating Agencies for senior, unsecured, non-credit-enhanced long-term debt of the Company.
          “Register” shall have the meaning given such term in Section 9.04(d).
          “Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
          “Required Lenders” shall mean, at any time, Lenders having Commitments representing more than 50% of the Total Commitment or, for purposes of acceleration pursuant to clause (ii) of Article VI or following the termination of the Commitments, Lenders holding Loans representing more than 50% of the aggregate principal amount of the Loans outstanding. For purposes of determining the Required Lenders, any amounts denominated in a Local Currency shall be translated into Dollars at the Exchange Rates in effect on the date of acceleration pursuant to clause (ii) of Article VI or the date of termination of the Commitments, as applicable.

          “Reset Date” shall have the meaning assigned to such term in Section 2.23(a).
          “Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
          “Restatement Effective Date” shall mean the first date on which the conditions set forth in Section 4.02 are satisfied.
          “Restricted Subsidiary” means any Subsidiary which is incorporated in any state of the United States or in the District of Columbia and which is a regulated insurance company principally engaged in one or more of the property, casualty, life insurance and financial services businesses and which has total assets representing 10% or more of the total assets of the Company and its consolidated Subsidiaries (including such Subsidiary), in each case as set forth on the most recent fiscal year-end balance sheets of such Subsidiary and the Company and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP or SAP. Such Subsidiary must be designated a Restricted Subsidiary in a notice delivered by the Company and certified by a Responsible Officer to the Administrative Agent for distribution to the Lenders. In the event that the aggregate total assets of the Restricted Subsidiaries represent less than 80% of the total assets of the Company and its consolidated Subsidiaries, the Board of Directors of the Company, as evidenced by a resolution of such Board of Directors, shall promptly designate an additional Subsidiary or Subsidiaries as Restricted Subsidiaries in order that, after such designations, the aggregate total assets of the Restricted Subsidiaries represent at least 80% of the total assets of the Company and its consolidated Subsidiaries; provided that all Subsidiaries with total assets of 10% or more of the total assets of the Company and its consolidated Subsidiaries have previously been designated as Restricted Subsidiaries.
          “S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any of its successors.
          “SAP” shall mean, with respect to any Insurance Subsidiary, the accounting principles and procedures prescribed or permitted by the Applicable Insurance Regulatory Authority applied on a basis consistent with those that are indicated in Section 1.02.
          “SEC” shall mean the Securities and Exchange Commission or any of its successors.
          “Secured Letter of Credit” shall mean a Letter of Credit designated as such by the Company as provided in Section 2.06(o).
          “Secured Letter of Credit Agreement” shall mean a Secured Letter of Credit Agreement substantially in the form of Exhibit F hereto, with such modifications thereto as the Company and the Administrative Agent shall agree upon.

          “Special Securities” shall mean, on any date (the “Determination Date”), (a) redeemable preferred securities and (b) any other securities for which the Company provides evidence satisfactory to the Administrative Agent that such securities are classified, at the time they are issued and on the Determination Date, as possessing “intermediate equity content” (either strong or adequate) or “high equity content” by S&P (or the equivalent classification then in effect), that, in the case of clauses (a) and (b), are not redeemable, whether mandatorily or at the option of the holder thereof, sooner than the later of (i) the tenth anniversary of the issuance thereof and (ii) the first anniversary of the Maturity Date.
          “Standard Letter of Credit” shall mean a Letter of Credit that is not a Secured Letter of Credit.
          “Standby Borrowing” shall mean a Borrowing consisting of simultaneous Standby Loans from each of the Lenders.
          “Standby Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5 hereto.
          “Standby Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate principal amount at such time of (a) all outstanding Standby Loans of such Lender, (b) the aggregate Dollar Equivalent of the principal amount of all outstanding Local Currency Loans of such Lender (and each agency, branch or Affiliate of such Lender acting as a Local Currency Lender) and (c) the LC Exposure of such Lender.
          “Standby Loans” shall mean the revolving loans made pursuant to Section 2.04(a). Each Standby Loan shall be in Dollars and shall be a Eurocurrency Standby Loan or a Base Rate Loan.
          “Statement of Actuarial Opinion” shall mean, with respect to the Restricted Subsidiaries, the Statement of Actuarial Opinion required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law or, if such Applicable Insurance Regulatory Authority shall no longer require such a statement, information equivalent to that required to be included in the Statement of Actuarial Opinion that was filed immediately prior to the time such statement was no longer required.
          “subsidiary” shall mean, with respect to any person (the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean a subsidiary of the Company.
          “Subsequent Borrowings” shall have the meaning assigned to such term in Section 2.24(b).

          “Total Commitment” shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time.
          “Transactions” shall have the meaning assigned to such term in Section 3.02.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined and the currency in which such Loan or the Loans comprising such Borrowing are denominated. For purposes hereof, “Rate” shall include the LIBO Rate, the Base Rate and the Fixed Rate, and currency shall include Dollars and any Local Currency permitted hereunder.
          “Usage Fee” shall have the meaning assigned to such term in Section 2.07(b).
          “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
          “Voting Shares” shall mean, as to shares of a particular corporation, outstanding shares of stock of any class of such corporation entitled to vote in the election of directors, excluding shares entitled so to vote only upon the happening of some contingency.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title VI of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, to the extent such terms apply to an Insurance Subsidiary, SAP, in each case as in effect from time to time.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrowers, at any time and from time to time until the earlier of the Maturity Date and the termination of the Commitment of such Lender.

          (b) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Local Currency Addendum, each Local Currency Lender agrees, severally and not jointly, to make Local Currency Loans to the applicable Borrowers at any time and from time to time on and after the execution of the applicable Local Currency Addendum and until the earlier of the Maturity Date and the termination of the Commitment (or the commitment under such Local Currency Addendum) of such Local Currency Lender.
          (c) Notwithstanding anything to the contrary contained in this Agreement, in no event may Standby Loans or Local Currency Loans be borrowed under this Article II or any Local Currency Addendum if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures would exceed the Total Commitment then in effect; (ii) the Standby Credit Exposure of any Lender (and the Affiliates of such Lender that are Local Currency Lenders) would exceed such Lender’s Commitment; or (iii) the Dollar Equivalent of the aggregate principal amount of outstanding Local Currency Loans under any Local Currency Addendum would exceed the applicable Local Currency Facility Maximum Borrowing Amount.
          Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Standby Loans and Local Currency Loans hereunder, prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.
          SECTION 2.02. Loans. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Standby Loans made by the Lenders ratably in accordance with their respective Available Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Local Currency Loan shall be made as part of a Borrowing consisting of Local Currency Loans made by the Local Currency Lenders ratably in accordance with the applicable Local Currency Lender Maximum Borrowing Amounts; provided, however, that the failure of any Local Currency Lender to make any Local Currency Loan shall not in itself relieve any other Local Currency Lender of its obligation to lend hereunder (it being understood, however, that no Local Currency Lender shall be responsible for the failure of any other Local Currency Lender to make any Local Currency Loan required to be made by such other Local Currency Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. Each Borrowing shall be (i) in the case of Competitive Borrowings, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000; (ii) in the case of Standby Borrowings, in an aggregate principal amount which is an integral multiple of $5,000,000 and not less than $20,000,000 (or an aggregate principal amount equal to (i) the remaining balance of the Available Commitments or (ii) in the case of Base Rate Borrowings, the amount required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)); and (iii) in the case of Local Currency Loans, in an aggregate principal amount which complies with the requirements set forth in the applicable Local Currency Addendum.

All Standby Loans and Competitive Loans made pursuant to this Article II shall be denominated in Dollars.
          (b) Each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurocurrency Standby Loans or Base Rate Loans, as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch, agency or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.
          (c) Subject to Section 2.05 and, in the case of any Local Currency Loan, to any alternative procedures set forth in the applicable Local Currency Addendum, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 2:00 p.m., New York City time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Company to the Administrative Agent; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the LC Issuer. If a Borrowing shall not occur on the proposed date thereof because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted. Standby Loans and Local Currency Loans shall be made by the Lenders and the Local Currency Lenders, as applicable, pro rata in accordance with Section 2.17. Unless the Administrative Agent shall have received notice from a Lender prior to the date (or, in the case of Base Rate Borrowings, on the date) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon in such currency, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight funds. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (d) Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan. Each Standby Loan shall be a Eurocurrency Standby Loan or a Base Rate Standby Loan. Each Local Currency Loan shall be a Eurocurrency Local Currency Loan or shall bear interest at a rate specified in the applicable Loan Currency Addendum.
          SECTION 2.03. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time until the earlier of the Maturity Date and the termination of the Commitments, each Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that, notwithstanding anything to the contrary contained in this Agreement, in no event may Competitive Loans be borrowed if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures would exceed the Total Commitment then in effect. In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurocurrency Competitive Loan, not later than 11:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No Base Rate Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 hereto may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopy. Each Competitive Bid Request shall refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000, and (z) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall telecopy to the Lenders a Notice of Competitive Bid Request inviting the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans.
          (b) Each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids to the applicable Borrower responsive to such Borrower’s Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy, in the form of Exhibit A-3 hereto, (i) in the case of a Eurocurrency Competitive Loan, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. A Lender may submit multiple bids to the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans, and (z) the Interest Period and the last day thereof. If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy (I) in the case of Eurocurrency Competitive Loans, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (II) in the case of Fixed Rate Loans, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.
          (c) The Administrative Agent shall as promptly as practicable notify the applicable Borrower, by telecopy, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the applicable Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.
          (d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The applicable Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above not more than one hour after it shall have been notified of such bids by the Administrative Agent pursuant to such paragraph (c); provided, however, that (i) the failure of the applicable Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above; (ii) the applicable Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate; (iii) the aggregate amount of the Competitive Bids accepted by the applicable Borrower shall not exceed the principal amount specified in the Competitive Bid Request; (iv) if the applicable Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in the Competitive Bid Request, then the applicable Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate;

and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the applicable Borrower. A notice given pursuant to this paragraph (d) shall be irrevocable.
          (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.
          (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.
          (g) All notices required by this Section 2.03 shall be given in accordance with Section 9.01.
          SECTION 2.04. Standby and Local Currency Borrowing Procedure. (a) In order to request a Standby Borrowing, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Standby Borrowing Request in the form of Exhibit A-5 hereto (i) in the case of a Eurocurrency Standby Borrowing, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, and (ii) in the case of a Base Rate Borrowing (including a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 10:30 a.m., New York City time, on the day of such Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Eurocurrency Standby Borrowing or a Base Rate Borrowing; (B) the date of such Standby Borrowing (which shall be a Business Day) and the amount thereof; and (C) if such Borrowing is to be a Eurocurrency Standby Borrowing, the Interest Period with respect thereto, which shall not end after the Maturity Date. If no election as to the Type of Standby Borrowing is specified in any such notice, then the requested Standby Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurocurrency Standby Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any other provision of this Agreement to the contrary, no Standby Borrowing shall be requested if the Interest Period with respect thereto would end after the Maturity Date. The Administrative Agent shall promptly advise each of the Lenders of any notice given pursuant to this Section 2.04 and of each Lender’s portion of the requested Borrowing.
          (b) In order to request a Local Currency Borrowing, a Borrower shall give the notice required under the applicable Local Currency Addendum and shall simultaneously deliver a copy of such notice to the Administrative Agent.
          SECTION 2.05. Conversion and Continuation of Standby Loans. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 10:30 a.m., New York City time, on the day of the conversion, to convert all or any part of any Eurocurrency Standby Loan into a Base Rate Standby Loan and (ii) not later than 10:30 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any Base Rate Standby Loan into a Eurocurrency Standby Loan or to continue any Eurocurrency Standby Loan as a Eurocurrency Standby Loan for an additional Interest Period, subject in each case to the following:
     (a) if less than all the outstanding principal amount of any Standby Borrowing shall be converted or continued, the aggregate principal amount of the Standby Borrowing converted or continued shall be an integral multiple of $5,000,000 and not less than $20,000,000;
     (b) accrued interest on an Eurocurrency Standby Borrowing (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;
     (c) if any Eurocurrency Standby Loan is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (d) any portion of a Standby Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Standby Loan;
     (e) any portion of a Eurocurrency Standby Loan which cannot be continued as a Eurocurrency Standby Loan by reason of clause (d) above shall be automatically converted at the end of the Interest Period in effect for such Eurocurrency Standby Loan into a Base Rate Loan;
     (f) no Interest Period may be selected for any Eurocurrency Standby Borrowing that would end later than the Maturity Date; and
     (g) at any time when there shall have occurred and be continuing any Default or Event of Default, no Borrowing may be converted into or continued as a Eurocurrency Standby Borrowing.
          Each notice pursuant to this Section 2.05 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Standby Borrowing to be converted or continued; (ii) whether such Standby Borrowing is to be converted to or continued as a Eurocurrency Standby Loan or a Base Rate Loan; (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day); and (iv) if such Standby Borrowing is to be converted to or continued as a Eurocurrency Standby Loan, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Standby Loan, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no notice shall have been given in accordance with this Section 2.05 to convert or continue any Standby Borrowing, such Standby Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a Base Rate Borrowing.
          SECTION 2.06. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, (A) the LC Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, (1) from time to time on any Business Day until the earlier of the Letter of Credit Expiration Date and the date of the termination of the Commitments hereunder, to issue Letters of Credit (and to amend, renew or extend Letters of Credit previously issued by it) denominated in Dollars (x) for the account of any Borrower or (y) so long as the Company is a co-applicant with respect to such Letter of Credit for the account of any Subsidiary (and the Company shall be deemed the sole account party in respect of such Letter of Credit for purposes of this Agreement notwithstanding the listing of any Subsidiary as an account party or applicant with respect to such Letter of Credit), and (2) to honor drawings under the Letters of Credit in accordance with the terms of such Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued hereunder and any drawings thereunder; provided that, notwithstanding anything to the contrary contained in this Agreement, in no event shall a Letter of Credit be issued, amended, renewed or extended if, after giving effect thereto, (w) the LC Exposure would exceed $100,000,000; (x) the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures would exceed the Total Commitment then in effect; or (y) the Standby Credit Exposure of any Lender (and the Affiliates of such Lender that are Local Currency Lenders) would exceed such Lender’s Commitment. No Letter of Credit shall be denominated in a currency other than Dollars. Each request by a Borrower for the issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty by such Borrower that such issuance, amendment, renewal or extension of Letter of Credit, as so requested, complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The LC Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Letter of Credit, or any law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the LC Issuer any material unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date;
     (B) the issuance of such Letter of Credit would violate one or more policies of general applicability of the LC Issuer;
     (C) except as otherwise agreed by the Administrative Agent and the LC Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
     (D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (E) a default by any Lender in the performance of its obligations to fund under this Section exists or any Lender has (1) failed to fund or pay any amount required to be funded or paid by it under this Agreement or (2) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, unless arrangements satisfactory to the LC Issuer have been implemented to eliminate the LC Issuer’s risk with respect to such Lender. It is agreed that the requirements of this subparagraph (F) will be deemed to have been satisfied if the Borrower shall have deposited cash in an account with the Administrative Agent in an amount equal to the affected Lender’s Pro Rata Percentage of the face amount of the requested Letter of Credit to provide for the payment of such Lender’s Pro Rata Percentage of any LC Disbursements thereunder. The parties hereto agree that, notwithstanding any other provision of this Agreement, any cash on deposit under this subparagraph will be applied solely to satisfy the obligations of such affected Lender under paragraph (d) of this Section (or, if and to the extent such cash on deposit shall exceed such Lender’s Pro Rata Percentage of the LC Exposure and any unreimbursed LC Disbursements, returned to the Company). Nothing in this subparagraph shall relieve the affected Lender from any liability that it may have to any Borrower or to the LC Issuer as a result of any failure by such Lender to perform its obligations hereunder.
     (iii) The LC Issuer shall not amend any Letter of Credit if the LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

     (iv) The LC Issuer shall be under no obligation to amend any Letter of Credit if (A) the LC Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (v) The LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any other documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the LC Issuer.
     (vi) On the Restatement Effective Date, the holders immediately prior to the Restatement Effective Date of participations in any outstanding letters of credit under the Existing Credit Agreement (“Pre-existing Letters of Credit”) shall, without further act, acquire participations in such Letters of Credit under this Agreement in amounts equal to their respective Pro Rata Percentages of the aggregate amounts available to be drawn under such Pre-existing Letters of Credit.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to the LC Issuer and the Administrative Agent (at least two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower, requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the account party or parties with respect to such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and such other information as the LC Issuer may reasonably require to prepare, amend, renew or extend such Letter of Credit. Additionally, such Borrower also shall furnish to the LC Issuer and the Administrative Agent such other documents and information pertaining to such requested issuance, amendment, renewal or extension of Letter of Credit as the LC Issuer or the Administrative Agent may reasonably require.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date; provided that if the applicable Borrower so requests in the applicable Letter of Credit Application, the LC Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Any such Auto-Extension Letter of Credit must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. The applicable Borrower shall not be required to make a specific request to the LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the LC Issuer shall not permit any such extension if the LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of this Section 2.06 or otherwise).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuer or the Lenders, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the LC Issuer, such Lender’s Pro Rata Percentage of each LC Disbursement made by the LC Issuer and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or reduction or termination of the Commitments or any other occurrence, event or condition, whether or not similar to any of the foregoing, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, (i) on the Business Day immediately following the day on which such Borrower receives notice of such LC Disbursement, if such notice is received prior to or at 12:00 noon, New York City time, on the day of receipt, or (ii) two Business Days after the day on which such Borrower receives such notice, if such notice is received after 12:00 noon, New York City time, on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the obligation of such Borrower to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the LC Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the LC Issuer, then to such Lenders and the LC Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the LC Issuer for any LC Disbursement (other than the funding of Base Rate Standby Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The obligation of the applicable Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, including the following:
     (i) any lack of validity or enforceability of any Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the LC Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by any Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

     (iv) any payment by the LC Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the LC Issuer under any Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.
          (g) Role of LC Issuer. Each Lender and each Borrower agrees that, in making any LC Disbursement, the LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the LC Issuer, the Administrative Agent, any of their respective Affiliates, any partners, directors, officers, employees, agents and advisors of the foregoing nor any correspondent, participant or assignee of the LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or wilful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the LC Issuer, the Administrative Agent, any of their respective Affiliates, any partners, directors, officers, employees, agents and advisors of the foregoing nor any correspondent, participant or assignee of the LC Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.06(f); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the LC Issuer, and the LC Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the LC Issuer’s wilful misconduct or gross negligence or the LC Issuer’s wilful failure to pay under any Letter of Credit issued for its account after the presentation to it by the beneficiary of a sight draft and any certificate strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of

Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (h) Disbursement Procedures. The LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuer shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the LC Issuer and the Lenders with respect to any such LC Disbursement at the time it is required to do so under paragraph (e) of this Section.
          (i) Interim Interest. If the LC Issuer shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date on which such LC Disbursement is made to but excluding the date on which such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Standby Loans; provided that, if such Borrower fails to reimburse such LC Disbursement (including with the proceeds of a Base Rate Borrowing) at the time required under paragraph (e) of this Section, then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the LC Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the LC Issuer shall be for the account of such Lender to the extent of such payment.
          (j) Replacement of the LC Issuer. The LC Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the LC Issuer. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.07(c). From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of the LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (k) Cash Collateralization. If any Event of Default under clause (b) or (c) of Article VI shall occur and be continuing, or if the Administrative Agent, at the request of the Required Lenders, shall have accelerated the maturity of the Loans pursuant to Article VI, then, on the Business Day that the applicable Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to (i) the LC Exposure as of such date plus any accrued and unpaid interest thereon minus (ii) any amount of the LC Exposure secured by Collateral on deposit in any LC Security Account, but only to the extent the aggregate Collateral Value of such Collateral is at least equal to such amount of the LC Exposure; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VI. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in money market investments at the option and sole discretion of the Administrative Agent and at the risk and expense of the applicable Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the applicable Borrower under this Agreement. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
          (l) Applicability of ISP and UCP. Unless otherwise expressly agreed by the LC Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
          (m) Conflict with Letter of Credit Applications. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms and conditions hereof and the terms and conditions of any Letter of Credit Application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the LC Issuer related to any Letter of Credit, the terms and conditions hereof shall control. No provision of any Letter of Credit Application shall have the effect of imposing on the Company any obligations in respect of the reimbursement of LC Disbursements in excess of those set forth in this Agreement.

          (n) Letter of Credit Issued for Subsidiaries. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit requested by it for the account of any Subsidiary under Section 2.06(a), the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of LC Participation Fees and other fees due under Section 2.07(c) to the same extent as if it were the sole account party in respect of such Letter of Credit requested by it (the Company hereby irrevocably waiving any defense that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be a joint account party in respect of any such Letter of Credit). The Company acknowledges that the issuance of such Letters of Credit inures to the benefit of the Company, and that the business of the Company derives substantial benefits from the business of each such Subsidiary.
          (o) Secured Letters of Credit. The Company may from time to time designate any Letter of Credit issued at its request for the account of a Subsidiary (as contemplated by paragraph (a) of this Section) as a Secured Letter of Credit by written notice to the Administrative Agent and the LC Issuer; provided that at the time of or prior to such designation (A) the Company shall have executed and delivered to the Administrative Agent a Secured Letter of Credit Agreement and (B) the Company shall have caused the applicable Subsidiary to (1) execute and deliver to the Administrative Agent a Joinder Agreement under which it shall become a party to the Secured Letter of Credit Agreement and (2) deliver, pursuant to such Secured Letter of Credit Agreement and for deposit in such LC Security Account as the Administrative Agent shall specify, as security for the reimbursement of LC Disbursements under such Secured Letter of Credit and the payment of accrued interest thereon, Collateral with an aggregate Collateral Value at least equal to 110% of the portion of the LC Exposure attributable to such Secured Letter of Credit. If any drawing shall be made under a Secured Letter of Credit then, unless the applicable Subsidiary (or the Company) shall have reimbursed such LC Disbursement directly, the Administrative Agent shall liquidate Collateral deposited by such Subsidiary in the applicable LC Security Account and apply the proceeds thereof to reimburse the LC Issuer or the Lenders, as the case may be, for such LC Disbursement and any interest accrued thereon; provided that the Company shall remain fully obligated for any portion of any such LC Disbursement for which the LC Issuer or the Lenders shall not be reimbursed through the application of Collateral or proceeds thereof as provided herein, whether as a result of any insufficiency of such Collateral, any defect in the rights of the Administrative Agent with respect thereto or otherwise.
          SECTION 2.07. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”), which shall accrue at the Applicable Percentage from time to time in effect on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Standby Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Standby Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Standby Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Restatement Effective Date, and on the date on which the Commitments shall have terminated and the Lenders shall have no further Standby Credit Exposures. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) For any day on which the sum of the Standby Credit Exposures and the Competitive Loan Exposures shall be greater than 50% of the Total Commitment (and for any day after the termination of all the Commitments on which Loans or Letters of Credit shall be outstanding), the Borrowers shall pay to the Administrative Agent for the account of each Lender a usage fee (the “Usage Fee”) at the Applicable Percentage from time to time in effect on the aggregate Dollar Equivalents of such Lender’s outstanding Loans and LC Exposure on such day. Accrued and unpaid Usage Fees, if any, shall be payable on the last Business Day of each March, June, September and December and on the date on which the Commitments shall have terminated and the Lenders shall have no Standby Credit Exposures or Competitive Loan Exposures. All Usage Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Each Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a participation fee with respect to such Lender’s participations in Letters of Credit issued at the request of such Borrower (the “LC Participation Fee”), accruing at the Applicable Percentages applicable to such Letters of Credit on the daily amounts of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letters of Credit during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the LC Issuer (A) a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the LC Issuer on the average daily amount of the LC Exposure attributable to Letters of Credit issued at the request of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, and (B) the LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued at the request of such Borrower or processing of drawings thereunder. LC Participation Fees and fronting fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the LC Issuer pursuant to this paragraph shall be payable on demand. All LC Participation Fees and fronting fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (d) The Company agrees to pay to the Administrative Agent, for its own account, the administrative and other fees separately agreed to by the Company and such Agent (the “Administrative Fees”).
          (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Administrative Fees shall be paid pursuant to paragraph (d) above. Once paid, none of the Fees shall be refundable under any circumstances.
          SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby agrees that the outstanding principal balance of each Standby Loan or Local Currency Loan shall be payable on the Maturity Date (unless an earlier date is specified in the Local Currency Addendum relating to such Local Currency Loan) and that the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.09.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall (i) maintain accounts in which it will record (A) the amount of each Loan made hereunder, the currency of each Loan, the Borrower of each Loan, the Type of each Loan made and the Interest Period applicable thereto; (B) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and (C) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof and (ii) provide a summary to the Company in writing on a quarterly basis.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.08 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
          SECTION 2.09. Interest on Loans. (a) Subject to the provisions of Section 2.10, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurocurrency Standby Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage from time to time in effect; (ii) in the case of each Eurocurrency Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03; and (iii) in the case of each Eurocurrency Local Currency Loan, the LIBO Rate for the Interest Period in effect for such Loan plus any spread specified in the applicable Local Currency Addendum (or, if no such spread shall be specified, the Applicable Percentage from time to time in effect).
          (b) Subject to the provisions of Section 2.10, the Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Base Rate is determined by reference to the Prime Rate and 360 days for other periods) at a rate per annum equal to the Base Rate.
          (c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.
          (d) Subject to the provisions of Section 2.10, any Local Currency Loan that is not a Eurocurrency Loan shall bear interest at the rate or rates per annum set forth in the applicable Local Currency Addendum.
          (e) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement or in an applicable Local Currency Addendum. The applicable LIBO Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.10. Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.09(b)) equal to the Base Rate plus 2% per annum (or, in the case of Local Currency Loans, such other rate as may be specified in the applicable Local Currency Addendum).
          SECTION 2.11. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Administrative Agent shall have commercially reasonably determined (i) that deposits in the currency and principal amounts of the Eurocurrency Loans comprising such Borrowing are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the applicable Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request by a Borrower for a Eurocurrency Competitive Loan pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent, (y) any request by a Borrower for a Eurocurrency Standby Loan pursuant to Section 2.04(a) shall be deemed to be a request for a Base Rate Borrowing and (z) any request for a Eurocurrency Local Currency Loan pursuant to Section 2.04(b) and to a Local Currency Addendum shall be deemed to be a request for a Local Currency Loan bearing interest by reference to the rate specified in the applicable Local Currency Addendum (provided that if the requested Eurocurrency Local Currency Loan was to be made pursuant to a Local Currency Addendum in which no rate is specified such request shall be of no force and effect and shall be denied by the Administrative Agent). In the event the Required Lenders notify the Administrative Agent that the rates at which Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurocurrency Loans in Dollars during such Interest Period, the Administrative Agent shall notify the applicable Borrower of such notice and until the Required Lenders shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, any request by any Borrower for a Eurocurrency Standby Loan shall be deemed a request for a Base Rate Borrowing. Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error.
          SECTION 2.12. Termination and Reduction of Commitments. (a) The Commitments shall be automatically terminated on the Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable telecopy notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $10,000,000 and in a minimum principal amount of $50,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the sum of the aggregate Standby Credit Exposures and the Competitive Loan Exposures or (B) which would reduce any Lender’s Commitment to an amount that is less than such Lender’s Standby Credit Exposure.
          (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each reduction or termination of the Total Commitment, the Facility Fees on the amount of the Commitments terminated accrued through the date of such termination or reduction.
          SECTION 2.13. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing or Local Currency Borrowing, as the case may be, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurocurrency Standby Loans; (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of Base Rate Standby Loans; and (iii) in the case of Local Currency Loans, by such time as shall be specified in the applicable Local Currency Addendum; provided, however, that each partial prepayment shall be in an amount which is (x) in the case of any Standby Borrowing, an integral multiple of $10,000,000 and not less than $50,000,000, and (ii) in the case of any Local Currency Borrowing, an amount in which prepayments are permitted to be made under the applicable Local Currency Addendum. No prepayment may be made in respect of any Competitive Borrowing.
          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.12, the Borrowers shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the sum of the Competitive Loan Exposures and Standby Credit Exposures will not exceed the Total Commitment, after giving effect to such termination or reduction.
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments of Eurocurrency Standby Loans shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the Restatement Effective Date any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender or the LC Issuer, or shall result in the imposition on (i) any Lender or the LC Issuer or the London interbank market of any other condition affecting this Agreement; (ii) such Lender’s Commitment; or (iii) any Eurocurrency Loan or Fixed Rate Loan made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or the LC Issuer, as the case may be, to be material, then such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs or reduction will be paid by the Borrowers to such Lender or the LC Issuer upon demand. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if the change giving rise to such request was applicable to such Lender at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made.
          (b) If any Lender or the LC Issuer shall have determined that the adoption of any law, rule, regulation or guideline arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International

Convergence of Capital Measurement and Capital Standards”, or the adoption after the Restatement Effective Date of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the LC Issuer or the holding company of such Lender or the LC Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on (i) the capital of such Lender, the LC Issuer or the holding company of such Lender or the LC Issuer, as the case may be, as a consequence of this Agreement; (ii) such Lender’s Commitment; or (iii) the Loans made by or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the LC Issuer, pursuant hereto to a level below that which such Lender, the LC Issuer or the holding company of such Lender or the LC Issuer, as the case may be, could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of the holding company of such Lender or the LC Issuer with respect to capital adequacy) by an amount reasonably deemed by such Lender or the LC Issuer, as the case may be, to be material, then from time to time such additional amount or amounts as will compensate such Lender or the LC Issuer or the holding company of such Lender or the LC Issuer for such reduction will be paid by the Borrowers to such Lender or the LC Issuer, as the case may be.
          (c) A certificate of any Lender or the LC Issuer setting forth such amount or amounts as shall be necessary to compensate such Lender or the LC Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
          (d) Failure on the part of any Lender or the LC Issuer to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand compensation with respect to such period or any other period; provided, however, that neither any Lender nor the LC Issuer shall be entitled to compensation under this Section 2.14 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Company that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. The protection of this Section shall be available to each Lender and the LC Issuer regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender or any of its Affiliates which shall be party to a Local Currency Addendum to make or maintain any Eurocurrency Loan or Local Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or Local Currency Loan, or shall limit the convertibility into Dollars of any Local Currency (or make such conversion commercially impracticable), then, by written notice to the Company and to the Administrative Agent, such Lender may:
     (i) declare that Eurocurrency Loans or Loans in any affected Local Currency will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for a Eurocurrency Competitive Loan, any request for a Eurocurrency Standby Loan shall, as to such Lender only, be deemed a request for a Base Rate Loan, and any request for a Local Currency Borrowing in such Local Currency shall be disregarded, unless such declaration shall be subsequently withdrawn; and
     (ii) require that all outstanding Eurocurrency Loans in Dollars made by it be converted to Base Rate Loans and that all outstanding Local Currency Loans made by it in the affected Local Currency be promptly prepaid, in which event all such Eurocurrency Loans in Dollars shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below and all such Local Currency Loans shall be promptly prepaid.
In the event any Lender shall exercise its rights under subparagraph (i) or (ii) above with respect to Eurocurrency Loans in Dollars, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans, of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.
          (b) For purposes of this Section 2.15, a notice by any Lender shall be effective as to each Eurocurrency Loan or Local Currency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan or Local Currency Loan; in all other cases such notice shall be effective on the date of receipt.
          SECTION 2.16. Indemnity. The Borrowers shall indemnify each Lender against any out-of-pocket loss or expense which such Lender sustains or incurs as a consequence of (a) any failure to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.05 or pursuant to any Local Currency Addendum; (b) any payment, prepayment or conversion, or assignment required under Section 2.21, of a Eurocurrency Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto; (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise); or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan or Local Currency Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error.
          SECTION 2.17. Pro Rata Treatment. Except as required under Sections 2.15 and 2.21, (a) each payment or prepayment of principal of any Standby Borrowing, each refinancing or conversion of any Standby Borrowing with a Standby Borrowing of any Type and each payment of interest on the Standby Loans comprising any Standby Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of the Loans made by them as part of such Borrowing, (b) each payment to reimburse Lenders’ participations in LC Disbursements shall be allocated pro rata among the Lenders in accordance with the respective amounts of their participations in such LC Disbursements, (c) each payment of the Facility Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments, (d) each payment of the LC Participation Fees shall be allocated pro rata among the Lenders in accordance with their respective LC Exposures pursuant to the terms of Section 2.07(c), and (e) each payment of the Usage Fees shall be allocated pro rata among the Lenders in accordance with the amounts of their respective Loans and LC Exposures. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans or participations in LC Disbursements as a result of which the unpaid principal portion of its Standby Loans or participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Standby Loans or participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans or participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in LC Disbursements held by each Lender, after giving effect to all such purchases, shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans and participations in LC Disbursements then outstanding as the principal amount of its Standby Loans and participations in LC Disbursements prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans and participations in LC Disbursements outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Standby Loan, or acquired participation in a LC Disbursement, in the amount of such participation.
          SECTION 2.19. Payments. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing and any Fees or other amounts) hereunder from an account in the United States not later than 12:00 noon, local time at the place of payment, on the date when due, without setoff or counterclaim, in immediately available funds to the Administrative Agent at its offices at 2001 Clayton Road, 2nd Floor, Concord, California 94521 (or, in the case of Local Currency Loans, such other time and place as shall be specified in the applicable Local Currency Addendum), except payments to be made directly to the LC Issuer as expressly provided herein and payments pursuant to Sections 2.14, 2.16, 2.20 and 9.05 shall be made directly to the persons entitled thereto. Each such payment (other than principal of and interest on Local Currency Loans which shall be made in the Local Currency of such Local Currency Loan) shall be made in Dollars.
          (b) Except as otherwise set forth herein with respect to Eurocurrency Loans, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          SECTION 2.20. Taxes. (a) Any and all payments to the Lenders, the LC Issuer and the Administrative Agent hereunder shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the income of the Administrative Agent, the LC Issuer or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) and (ii) franchise taxes imposed on the income, assets or net worth of the Administrative Agent, the LC Issuer or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent, the LC Issuer or such Lender (or Transferee) is organized or doing business (other than as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder), or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee), the LC Issuer or the Administrative Agent, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) such Lender (or Transferee), the LC Issuer or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made; (ii) such Borrower shall make such deductions; and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).
          (c) The Borrowers shall indemnify each Lender (or Transferee), the LC Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee), the LC Issuer or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorneys’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender (or Transferee), the LC Issuer or the Administrative Agent (on its own behalf or on behalf of a Lender or the LC Issuer), absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date any Lender (or Transferee), the LC Issuer or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender (or Transferee), the LC Issuer or the Administrative Agent receives written demand for payment of such Taxes or Other Taxes from the relevant Governmental Authority.

          (d) If a Lender (or Transferee), the LC Issuer or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid additional amounts, pursuant to this Section 2.20, it shall promptly notify the Borrowers of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrowers, make a claim to such Governmental Authority for such refund at the Borrowers’ expense. If a Lender (or Transferee), the LC Issuer or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.20, it shall within 30 days from the date of such receipt pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee), the LC Issuer or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of such Lender (or Transferee), the LC Issuer or the Administrative Agent, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges) to such Lender (or Transferee), the LC Issuer or the Administrative Agent in the event such Lender (or Transferee), the LC Issuer or the Administrative Agent is required to repay such refund to such Governmental Authority.
          (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers to the relevant Governmental Authority, the Borrowers will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.
          (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder.
          (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S.

Federal withholding tax on payments by the Borrowers under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.20(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(g) that such Non-U.S. Lender is not legally able to deliver.
          (h) The Borrowers shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Company; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.
          (i) Each Lender (or Transferee) that is a United States person, as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”), and has not otherwise established that it is an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) for which withholding is not required shall deliver, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder), to the Company (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9 or any successor form that such person is entitled to provide at such time in order to comply with and establish an exemption from United States back-up withholding requirements. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender. The Borrowers shall not be required to indemnify any U.S. Lender, or to pay any additional amounts to any U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such U.S. Lender to comply with the provisions of this paragraph (i).
          (j) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this Section 2.20 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).
          (k) Nothing contained in this Section 2.20 shall require any Lender (or Transferee), the LC Issuer or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).
          SECTION 2.21. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.14 or Section 2.20 or exercising its rights under Section 2.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).
          (b) In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, (ii) the Company shall be required to make additional payments to any Lender under Section 2.20 or (iii) any Lender shall have defaulted on its obligations to fund under Section 2.06, failed to fund or pay any amount required to be funded or paid by it under this Agreement or been deemed insolvent or become the subject of a bankruptcy of insolvency proceeding, the Company (in the case of clauses (i) and (ii)) and the Company or the LC Issuer (in the case of clause (iii)) shall have the right, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made, and participations in LC Disbursements acquired, by it hereunder and all other amounts accrued for its account or owed to it hereunder.

          SECTION 2.22. Terms of Local Currency Facilities. (a) The Company may in its discretion from time to time elect to borrow, or elect that one or more Borrowing Subsidiaries may borrow, Local Currency Loans on a revolving basis from any one or more Local Currency Lenders, with the consent of each such Local Currency Lender in its sole discretion, by delivering a Local Currency Addendum to the Administrative Agent and the applicable Local Currency Lenders (through the Administrative Agent), executed by the Company, each such Borrowing Subsidiary and each such Local Currency Lender; provided, however, that on the effective date of such election, and after giving effect thereto, (i) an Exchange Rate with respect to each Local Currency covered by such Local Currency Addendum shall be determinable by reference to the Reuters currency pages (or comparable publicly available screen); (ii) no Default or Event of Default shall have occurred and be continuing; and (iii) the aggregate amount of all Local Currency Facility Maximum Borrowing Amounts under all Local Currency Addenda at the time in effect shall not exceed $350,000,000. Each Borrower and, by agreeing to any Local Currency Addendum, each relevant Local Currency Lender, acknowledges and agrees that each reference in this Agreement to any Lender shall, to the extent applicable, be deemed to be a reference to such Local Currency Lender, subject to the second sentence of the definition of such term.
          (b) Each Local Currency Addendum shall set forth (i) the maximum amount (expressed in Dollars and without duplication) available to be borrowed from all Local Currency Lenders under such Local Currency Addendum (as the same may be reduced from time to time pursuant to Section 2.23(c) or (d), a “Local Currency Facility Maximum Borrowing Amount”) and (ii) with respect to each Local Currency Lender party to such Local Currency Addendum, the maximum amount (expressed in Dollars and without duplication) available to be borrowed from such Local Currency Lender thereunder (as the same may be reduced from time to time pursuant to Section 2.23(c) or (d), a “Local Currency Lender Maximum Borrowing Amount”). In no event shall the aggregate of all Local Currency Lender Maximum Borrowing Amounts in respect of any Local Currency Lender at any time exceed such Lender’s Commitment. Except as provided in Section 2.22(c), the making of Local Currency Loans by a Local Currency Lender under a Local Currency Addendum shall under no circumstances reduce the amount available to be borrowed from such Lender under any other Local Currency Addendum to which such Lender is a party.
          (c) Except as otherwise required by applicable law, in no event shall the Local Currency Lenders have the right to accelerate the Local Currency Loans outstanding under any Local Currency Addendum, or to terminate their commitments (if any) thereunder to make Local Currency Loans prior to the stated termination date in respect thereof, except that such Local Currency Lenders shall, in each case, have such rights upon an acceleration of the Loans and a termination of the Commitments pursuant to Article VI, respectively. No Local Currency Loan may be made if (i) an Exchange Rate with respect to such Local Currency cannot be determined; (ii) a Default or an Event of Default shall have occurred and be continuing or would result therefrom; or (iii) after giving effect thereto, (A) the Standby Credit Exposure of any Lender (and the Affiliates of such Lender that are Local Currency Lenders) then outstanding would exceed such Lender’s Commitment, (B) the Dollar Equivalent of the aggregate principal amount of outstanding Local Currency Loans denominated in a specified Local Currency would exceed the applicable Local Currency Facility Maximum Borrowing Amount, or (C) the sum of the aggregate Standby Credit Exposures and the aggregate Competitive Loan Exposures would exceed the Total Commitment.
          (d) The applicable Borrower and the applicable Local Currency Lenders, or, if so specified in the relevant Local Currency Addendum, an agent acting on their behalf, shall furnish to the Administrative Agent, promptly following the making, payment or prepayment of each Local Currency Loan, and at any other time at the request of the Administrative Agent, a statement setting forth the outstanding Local Currency Loans made under such Local Currency Addendum.
          (e) The applicable Borrower shall furnish to the Administrative Agent copies of any amendment, supplement or other modification to the terms of any Local Currency Addendum promptly after the effectiveness thereof.
          (f) The Company may terminate any Local Currency Addendum, if there are not any Loans outstanding thereunder, in its sole discretion (or, if there are Loans outstanding thereunder, with the consent of each Local Currency Lender party thereto), by written notice to the Administrative Agent, which notice shall be executed by each relevant Borrower and, if their consent is required, each such Local Currency Lender. Once notice of such termination is received by the Administrative Agent, such Local Currency Addendum and the loans and other obligations outstanding thereunder shall immediately cease to be subject to the terms of this Agreement.
          SECTION 2.23. Currency Fluctuations, etc. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Local Currency covered by a Local Currency Addendum and (ii) give notice thereof to the Lenders, each relevant Borrower and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.
          (b) Not later than 5:00 p.m., New York City time, on each Reset Date and each Borrowing Date, the Administrative Agent shall (i) determine the Dollar Equivalent of the Local Currency Loans then outstanding (after giving effect to any Local Currency Loans to be made or repaid on such date) and (ii) notify the Lenders, the relevant Borrowers and the Company of the results of such determination.
          (c) If, on any Reset Date or any Borrowing Date (after giving effect to (i) any Loans to be made or repaid on such date and (ii) any amendment, supplement or other modification to any Local Currency Addendum effective on such date of which the Administrative Agent has received notice), the aggregate outstanding Dollar Standby Extensions of Credit of any Lender exceeds the Dollar Standby Credit Overage of such Lender (the amount of such excess being called the “Dollar Standby Credit Excess”), then such Lender’s Local Currency Lender Maximum Borrowing Amount under each

Local Currency Addendum to which such Lender is a party shall be reduced on such date by an amount equal to the product of such Dollar Standby Credit Excess times a fraction the numerator of which shall equal the Local Currency Lender Maximum Borrowing Amount under such Local Currency Addendum and the denominator of which shall equal the aggregate of the Local Currency Lender Maximum Borrowing Amounts of such Lender. After giving effect to any such reduction in Local Currency Lender Maximum Borrowing Amounts, the Local Currency Facility Maximum Borrowing Amount with respect to each Local Currency Addendum shall in turn be reduced to an amount equal to the aggregate of the Local Currency Lender Maximum Borrowing Amounts of all Lenders party to such Local Currency Addendum. Reductions in Local Currency Facility Maximum Borrowing Amounts and Local Currency Lender Maximum Borrowing Amounts pursuant to this Section 2.23(c) shall be effective until the amount thereof shall be recalculated by the Administrative Agent on the next succeeding Reset Date or Borrowing Date, and shall not be deemed to reduce the stated amount of any commitment of any Local Currency Lender in respect of any Local Currency Addendum.
          (d) If, on any Reset Date or Borrowing Date (after giving effect to (i) any Loans to be made or repaid on such date, (ii) any amendment, supplement or other modification to any Local Currency Addendum effective on such date of which the Administrative Agent has received notice and (iii) any reduction in the Local Currency Facility Maximum Borrowing Amounts pursuant to Section 2.23(c) effective on such date), the sum of (A) the aggregate outstanding Dollar Standby Extensions of Credit of all the Lenders and (B) the aggregate Competitive Loan Exposures exceed the Dollar Facility Overage (the amount of such excess being called the “Dollar Facility Excess”), then the Local Currency Facility Maximum Borrowing Amount under each Local Currency Addendum shall be reduced on such date by an amount equal to the product of such Dollar Facility Excess times a fraction the numerator of which shall equal the Local Currency Facility Maximum Borrowing Amount under such Local Currency Addendum and the denominator of which shall equal the aggregate of the Local Currency Facility Maximum Borrowing Amounts with respect to all Local Currency Addenda. Each such reduction in the Local Currency Facility Maximum Borrowing Amount under a Local Currency Addendum shall in turn reduce the respective Local Currency Lender Maximum Borrowing Amounts of each Local Currency Lender party to such Local Currency Addendum, pro rata on the basis of the respective Local Currency Lender Maximum Borrowing Amounts of such Local Currency Lenders immediately prior to such reduction. Reductions in Local Currency Facility Maximum Borrowing Amounts and Local Currency Lender Maximum Borrowing Amounts pursuant to this Section 2.23(d) shall be effective until the amount thereof shall be recalculated by the Administrative Agent on the next succeeding Reset Date or Borrowing Date, and shall not be deemed to reduce the stated amount of any commitment of any Local Currency Lender in respect of any Local Currency Addendum.
          (e) If, on any Reset Date, the Dollar Equivalent of the Local Currency Loans outstanding under a Local Currency Addendum exceeds 105% of the Local Currency Facility Maximum Borrowing Amount with respect thereto (after giving effect to any reductions therein effected pursuant to Section 2.23(c) or (d) on such date), then the relevant Borrowers shall, within three Business Days after notice thereof from the

Administrative Agent, (i) increase the Local Currency Facility Maximum Borrowing Amount with respect to such Local Currency Facility in accordance with Section 2.22(e) and/or (ii) prepay Local Currency Loans, in either case in an aggregate amount such that, after giving effect thereto, (x) the Dollar Equivalent of all such Local Currency Loans shall be equal to or less than such Local Currency Facility Maximum Borrowing Amount and (y) the Dollar Equivalent of the Local Currency Loans of each relevant Local Currency Lender shall be equal to or less than such Local Currency Lender’s Local Currency Lender Maximum Borrowing Amount with respect to such Local Currency Addendum.
          (f) If, on any Reset Date, the Standby Credit Exposure of any Lender exceeds 105% of such Lender’s Commitment, then, within three Business Days after notice thereof from the Administrative Agent, the relevant Borrowers shall prepay the Loans in accordance with this Agreement, in an aggregate amount such that, after giving effect thereto, the Standby Credit Exposure of such Lender shall be equal to or less than such Lender’s Standby Credit Commitment.
          (g) The Administrative Agent shall promptly notify the relevant Lenders of the amount of any reductions in Local Currency Facility Maximum Borrowing Amounts or Local Currency Lender Maximum Borrowing Amounts required pursuant to this Section 2.23.
          SECTION 2.24. Increase in Total Commitment. (a) The Company may from time to time, by written notice to the Administrative Agent (which shall deliver a copy thereof to each Lender), request that the Total Commitment be increased by an amount not to exceed the Incremental Facility Amount at such time. Such notice shall set forth the amount of the requested increase in the Total Commitment (which shall be an integral multiple of $10,000,000) and the date on which such increase is requested to become effective (which shall not be less than 10 Business Days or more than 60 days after the date of such notice), and shall offer to each Lender the opportunity to increase its Commitment by its Pro Rata Percentage of the proposed increased amount. Each Lender shall, by notice to the Company and the Administrative Agent given not more than 10 days after the date on which the Administrative Agent shall have delivered the Company’s notice, either agree to increase its Commitment by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to increase its Commitment (and any Lender that does not deliver such notice within such period of 10 days shall be deemed to have declined to increase its Commitment) (each Lender so declining or being deemed to have declined being a “Non-Increasing Lender”). In the event that, on the 10th day after the Administrative Agent shall have delivered the Company’s notice, the Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the Total Commitment requested by the Company, the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution referred to in this clause (a) being called an “Augmenting Lender”), which may include any Lender, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Company and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall specify to evidence its Commitment and/or its status as a Lender hereunder. Any increase in the Total Commitment may be made in an amount which is less than the increase requested by the Company if the Company is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.
          (b) On the effective date (the “Increase Effective Date”) of any increase in the Total Commitment pursuant to this Section 2.24 (the “Commitment Increase”), (i) the aggregate principal amount of the Standby Loans outstanding (the “Initial Loans”) immediately prior to giving effect to the Commitment Increase on the Increase Effective Date shall be deemed to be paid; (ii) each Increasing Lender and each Augmenting Lender that shall have been a Lender prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Pro Rata Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Pro Rata Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans; (iii) each Augmenting Lender that shall not have been a Lender prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the product of (1) such Augmenting Lender’s Pro Rata Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings; (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s Pro Rata Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, and (B) the product of (1) such Non-Increasing Lender’s Pro Rata Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings; (v) after the effectiveness of the Commitment Increase, the Company shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a borrowing request delivered in accordance with Section 2.04; (vi) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its Pro Rata Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase); and (vii) the Company shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the Company pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.
          (c) Notwithstanding the foregoing, no increase in the Total Commitment (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section 2.24 unless, (i) on the Increase Effective Date, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company; (ii) no reduction of the Total Commitment shall have occurred prior to the Increase Effective Date; and (iii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Restatement Effective Date under clauses (a) and (b) of Section 4.02 as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase.
          SECTION 2.25. Maturity Date Extension. The Company may, on the first and second anniversary of the Restatement Effective Date, by written notice delivered to the Administrative Agent not more than 30 days prior to such anniversary (a copy of which shall be promptly delivered to each Lender), request that the Lenders extend the Maturity Date for a period of one year from the Maturity Date then in effect. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s notice, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. The decision to agree or withhold agreement to any Maturity Date extension request shall be at the sole discretion of each Lender. If Lenders constituting the Required Lenders shall have agreed to a Maturity Date extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect for such Consenting Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect for such Declining Lender prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any Standby Credit Exposure and the Competitive Loan Exposure of Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date, the Company shall also make such other prepayments of its Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the aggregate Standby Credit Exposures and the Competitive Loan Exposure shall not exceed the Total Commitment. Notwithstanding the foregoing provisions of this subsection, with respect to a Declining Lender, the Company shall have the right, at its sole cost and expense, upon notice to such Lender and the Administrative Agent, to require such Declining Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations hereunder to another financial institution consented to (except for assignments to a Lender or Lender Affiliate, which shall not require such consent) by the Administrative Agent (which consent shall not be unreasonably withheld) that will agree to the requested Maturity Date extension and that shall assume such obligations; provided that (a) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (b) the assignee or the Company, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made, and participations in LC Disbursements acquired, by it hereunder and all other amounts accrued for its account or owed to it hereunder. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this Section 2.25 shall become effective unless, on the date that such Maturity Date extension becomes effective, (i) the conditions set forth in Sections 4.01(b) and (c) shall be satisfied (without giving effect to the first parenthetical in such subsection (b) and with all references in such subsections to a Credit Event being deemed to be references to such extension) and (ii) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.
ARTICLE III
Representations and Warranties
          Each Borrower represents and warrants to each of the Lenders that:
          SECTION 3.01. Organization; Powers. Each Borrower and each of the Restricted Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect; and (d) in the case of each Borrower, has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder and thereunder.
          SECTION 3.02. Authorization. The execution, delivery and performance by the Borrowers of this Agreement and any promissory notes issued pursuant to Section 9.04(i) and each Local Currency Addendum (and by the Borrowing Subsidiaries of each Borrowing Subsidiary Agreement) and the Borrowings and the issuances of Letters of Credit hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate action and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations) or of the certificate of incorporation or other constitutive documents or by-laws of the Borrowers; (B) any order of any Governmental Authority; or (C) any provision of any indenture, agreement or other instrument to which any Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien upon any property or assets of any Borrower.
          SECTION 3.03. Enforceability. This Agreement and each Loan Document to which a Borrower is a party constitutes a legal, valid and binding obligation of each such Borrower, enforceable in accordance with its terms.
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority,

other than those which have been taken, given or made, as the case may be, is or will be required with respect to any Borrower in connection with the Transactions.
          SECTION 3.05. Financial Statements. (a) The Company has heretofore furnished to the Administrative Agent and the Lenders (through the posting on Intralinks) copies of its consolidated balance sheet and statements of operations, cash flow and stockholders’ equity as of and for the year ended December 31, 2006 and the six months ended June 30, 2007. Such financial statements present fairly, in all material respects, the consolidated financial condition and the results of operations of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP or SAP, as applicable.
          (b) As of the Restatement Effective Date, there has been no material adverse change in the consolidated financial condition of the Company and the Subsidiaries taken as a whole from the financial condition reported in the financial statements referenced in paragraph (a) of this Section 3.05.
          SECTION 3.06. Litigation; Compliance with Laws. (a) Except as disclosed on Schedule 3.06 or in the Company’s public filings with the SEC prior to the date hereof, there are no actions, proceedings or investigations filed or (to the knowledge of the Borrowers) threatened against any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining any Borrower or any Subsidiary from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of any Borrower or any Subsidiary) threatened against any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect or materially restrict the ability of any Borrower to comply with its obligations under the Loan Documents.
          (b) Neither any Borrower nor any Subsidiary is in violation of any law, rule or regulation (including any law, rule or regulation relating to the protection of the environment or to employee health or safety), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.
          (c) No exchange control law or regulation materially restricts any Borrower from complying with its obligations in respect of any Loan or otherwise under this Agreement or any Local Currency Addendum.
          SECTION 3.07. Federal Reserve Regulations. (a) Neither any Borrower nor any Subsidiary that will receive proceeds of the Loans hereunder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to refund indebtedness originally incurred for such purpose, or for any other purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.
          SECTION 3.08. Investment Company Act. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (the “1940 Act”). While certain subsidiaries of Hartford Life Insurance Company are “investment companies” as defined in the 1940 Act, the transactions contemplated by this Agreement will not violate or require any approval under such Act or any regulations promulgated pursuant thereto.
          SECTION 3.09. Use of Proceeds. All proceeds of the Loans and the Letters of Credit shall be used for the purposes referred to in the recitals to this Agreement.
          SECTION 3.10. Full Disclosure; No Material Misstatements . No report, financial statement, other written information or other information transmitted orally during a formal presentation, furnished by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant to this Agreement or in connection with the arrangement, syndication and closing of the credit facilities established hereby, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.
          SECTION 3.11. Taxes. Each Borrower and each of the Restricted Subsidiaries have filed or caused to be filed all Federal, state and local tax returns which are required to be filed by them, and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by any of them, other than any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have to the extent required by GAAP or SAP, as applicable, been set aside.
          SECTION 3.12. Employee Pension Benefit Plans. The present aggregate value of accumulated benefit obligations of all unfunded and underfunded pension plans (including other post-retirement benefit plans) of the Company and its Subsidiaries (based on those assumptions used for disclosure in corporate financial statements in accordance with GAAP) did not, as of December 31, 2006, exceed by more than $465,000,000 the value of the assets of all such plans. In these cases the Company has recorded book reserves to meet the obligations.

ARTICLE IV
Conditions of Lending
          SECTION 4.01. All Credit Events. The obligation of each Lender to make Loans and of the LC Issuer to issue, amend, renew or extend Letters of Credit hereunder (each, a “Credit Event”) is subject to the satisfaction of the following conditions:
     (a) On the date of each Credit Event, the Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03, Section 2.04 or Section 2.06, as applicable.
     (b) On the date of each Credit Event, the representations and warranties set forth in Article III hereof (other than the representations and warranties set forth in Section 3.05(b) and Section 3.06(a) and (b)) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
Each Credit Event shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
          SECTION 4.02. Restatement Effective Date. This Agreement shall become effective as an amendment and restatement of the Existing Credit Agreement on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.07):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received a favorable written opinion of Richard G. Costello, Esq., dated the Restatement Effective Date and addressed to the Lenders, to the effect set forth in Exhibit C hereto.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Agreement and the transactions contemplated hereby and any other legal matters relating to the Borrower, the Loan Documents, the Agreement or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.

          (d) On the Restatement Effective Date, all loans and all interest, fees and other amounts accrued for the accounts of or owed to the lenders under the Existing Credit Agreement (whether or not due at the time) shall have been paid in full.
          (e) The Administrative Agent and the Lenders shall have received all fees due and payable on or prior to the Restatement Effective Date required to be paid by the Borrowers in connection with this Agreement, as set forth in the fee letter entered into in connection with the credit facilities established hereby.
          SECTION 4.03. First Borrowing by Each Borrowing Subsidiary. The obligation of each Lender to make Loans to any Borrowing Subsidiary shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.07):
          (a) the Administrative Agent and each Lender shall have received, not less than 10 days prior to the date of the first proposed Borrowing by such Borrowing Subsidiary, a copy of the Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary.
          (b) The Administrative Agent and each Lender shall have received (i) all documentation and other information related to such Borrowing Subsidiary required by the Administrative Agent and each Lender under applicable “know your customer” or similar identification rules and regulations, including the USA Patriot Act, and (ii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary and the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary, all in form and substance satisfactory to the Administrative Agent and its counsel.
ARTICLE V
Covenants
          A. Affirmative Covenants. Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as any Commitments hereunder remain in effect, any principal of or interest on any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any LC Disbursement remains unreimbursed or any Fees or any other amounts payable hereunder remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:
          SECTION 5.01. Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as expressly permitted under Section 5.10; provided, however, that nothing in this Section shall prevent the abandonment or termination of the existence, rights or franchises of any Restricted Subsidiary or any rights or franchises of any Borrower if such abandonment or termination is in the best interests of the Borrowers and is not disadvantageous in any material respect to the Lenders.
          SECTION 5.02. Business and Properties. In the case of the Borrowers and the Restricted Subsidiaries, comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including any of the foregoing relating to the protection of the environment or to employee health and safety), whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
          SECTION 5.03. Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent, with sufficient copies (or with an electronic copy) to be distributed by the Administrative Agent to each Lender:
     (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and the related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present its financial condition and results of operations on a consolidated basis in accordance with GAAP or SAP, as applicable (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (e) below of an annual report on Form 10-K containing the foregoing);
     (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting its financial condition and results of operations on a consolidated basis in accordance with GAAP or SAP, as applicable, subject to normal year-end audit adjustments (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (e) below of a quarterly report on Form 10-Q containing the foregoing);
     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (A) certifying that (1) no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (2) to such Financial

Officer’s knowledge, as of the date of such certificate, S&P does not classify the aggregate principal amount of Consumer Notes as financial leverage of the Company or a Subsidiary and (B) setting forth (1) each Standard Letter of Credit and Secured Letter of Credit outstanding as of the end of such fiscal year or fiscal quarter and (2) each item of Collateral on deposit in each LC Security Account, and the Collateral Value thereof, as of the end of such fiscal year or fiscal quarter;
     (d) as soon as available and in any event within 90 days after the end of each fiscal year and, in the case of clause (ii), within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the Statement of Actuarial Opinion of each of the Restricted Subsidiaries for such fiscal year as filed with the Applicable Insurance Regulatory Authority and (ii) the Annual Statement or Quarterly Statement, as applicable, of each of the Restricted Subsidiaries for such fiscal year or fiscal quarter as filed with the Applicable Insurance Regulatory Authority, together with, in the case of the statements delivered pursuant to clause (ii) above, a certificate of a Financial Officer to the effect that such statements present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of such Insurance Subsidiary in accordance with SAP;
     (e) promptly after the same become publicly available, copies of all reports on forms 10-K, 10-Q and 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or, in the case of the Company, copies of all reports distributed to its shareholders, as the case may be;
     (f) promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent; and
     (g) concurrently with any delivery of financial statements under paragraph (a) or (b) above, calculations of the financial tests referred to in Sections 5.13 and 5.14.
          Information required to be delivered pursuant to this Section 5.03 shall be deemed to have been delivered to the Lenders on the date on which the Company provides written notice to the Administrative Agent that such information has been posted on the Company’s website on the Internet at http://www.thehartford.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice); provided that the Company shall deliver paper copies of such information to any Lender that requests such delivery within 5 Business Days after such request. Information required to be delivered pursuant to this Section 5.03 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
          SECTION 5.04. Insurance. In the case of the Company and each Restricted Subsidiary, keep its insurable properties adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses (it being understood that the Company and the Restricted Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses).
          SECTION 5.05. Obligations and Taxes. In the case of the Company and each Restricted Subsidiary, pay and discharge promptly when due all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP or SAP, as applicable, have been set aside.
          SECTION 5.06. Notices. Give the Administrative Agent, to be distributed by the Administrative Agent to each Lender, prompt written notice of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and
     (b) any change in any of the Ratings.
          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP or SAP, as applicable, and, upon reasonable notice, at all reasonable times, permit any authorized representative designated by the Administrative Agent to visit and inspect the properties of the Company and of any Restricted Subsidiary and to discuss the affairs, finances and condition of the Company and the Restricted Subsidiaries with a Financial Officer of the Company and such other officers as the Company shall deem appropriate.
          SECTION 5.08. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent and each Lender as soon as possible after, and in any event within 30 days after any Responsible Officer of any Borrower or any ERISA Affiliate knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event known to have occurred, could reasonably be expected to result in liability of such Borrower in an aggregate amount exceeding $15,000,000 in any year, a statement of a Financial Officer of such Borrower setting forth details as to such ERISA Event and the action, if any, that such Borrower proposes to take with respect thereto.
          SECTION 5.09. Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement.
          B. Negative Covenants. Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as any Commitments hereunder remain in effect, any principal of or interest on any Loan remains outstanding and unpaid, any

Letter of Credit remains outstanding, any LC Disbursement remains unreimbursed or any Fees or any other amounts payable hereunder remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:
          SECTION 5.10. Consolidations, Mergers, and Sales of Assets. In the case of the Company and the Restricted Subsidiaries, consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would have occurred immediately after giving effect thereto and (b) in the case of a consolidation or merger or transfer of assets involving the Company and in which the Company is not the surviving corporation or sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or person purchasing, leasing or receiving such property and assets is organized in the United States of America or a state thereof and agrees to be bound by the terms and provisions applicable to the Company hereunder.
          SECTION 5.11. Limitations on Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including the capital stock of any Subsidiary) now owned or hereafter acquired by it, or sell or transfer or create any Lien on any income or revenues or rights in respect thereof; provided, however, that this covenant shall not apply to any of the following:
     (a) any Lien on any property or asset hereafter acquired, constructed or improved by the Company or any Subsidiary which is created or assumed to secure or provide for the payment of any part of the purchase price of such property or asset or the cost of such construction or improvement, or any mortgage, pledge or other lien on any Lien on any property or asset existing at the time of acquisition thereof; provided, however, that such Lien shall not extend to any other property owned by the Company or any Subsidiary;
     (b) any Lien existing upon any property or asset of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, the Company or a Subsidiary, at the time of such merger, consolidation or acquisition; provided that such Lien does not extend to any other property or asset, other than improvements to the property or asset subject to such Lien;
     (c) any pledge or deposit to secure payment of workers’ compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases;
     (d) any pledge of, or other Lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any Governmental Authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

     (e) any Lien necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or a Subsidiary or required in connection with the institution by the Company or a Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or a Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or a Subsidiary to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;
     (f) any mechanics’, carriers’, workmen’s, repairmen’s, or other like Liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability for which is being contested in good faith by appropriate proceedings;
     (g) any Lien on property in favor of the United States of America, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;
     (h) any Lien securing indebtedness of a Subsidiary to the Company or a Subsidiary; provided that in the case of any sale or other disposition of such indebtedness by the Company or such Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another Lien not permitted by this clause (h);
     (i) any Lien affecting property of the Company or any Subsidiary securing indebtedness of the United States of America or a State thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Company to meet environmental criteria with respect to operations of the Company or any Subsidiary and the proceeds of which indebtedness have financed the cost of acquisition of such program;
     (j) the renewal, extension, replacement or refunding of any mortgage, pledge, lien, deposit, charge or other encumbrance permitted by the foregoing provisions of this covenant upon the same property theretofore subject thereto, or the renewal, extension, replacement or refunding of the amount secured thereby; provided that in each case such amount outstanding at that time shall not be increased;
     (k) Liens created under the Secured Letter of Credit Agreement; or

     (l) any other Lien; provided that immediately after the creation or assumption of such Lien, the total of (x) the aggregate principal amount of Indebtedness of the Company and all Subsidiaries (not including Indebtedness permitted under clauses (a) through (j) above) secured by all Liens created or assumed under the provisions of this clause (l), plus (y) the aggregate amount of Capitalized Lease-Back Obligations of the Company and Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provisions of Section 5.12 but for the satisfaction of the condition set forth in clause (b) thereof, shall not exceed an amount equal to 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries.
          SECTION 5.12. Limitations on Sale and Leaseback Transactions. Enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any property or asset (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (a) the Company shall apply an amount equal to the greater of the Fair Value of such property or the net proceeds of such sale, within 120 days of the effective date of any such arrangement, to the retirement (other than any mandatory retirement or by way of payment at maturity) of Indebtedness or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes or (b) at the time of entering into such arrangement, such property or asset could have been subjected to a Lien securing Indebtedness of the Company or a Restricted Subsidiary in a principal amount equal to the Capitalized Lease-Back Obligations with respect to such property or asset under paragraph (l) of Section 5.11.
          SECTION 5.13. Consolidated Total Debt to Consolidated Total Capitalization. Permit the ratio of (a) Consolidated Total Debt to (b) Consolidated Total Capitalization to be greater than 0.40 to 1.
          SECTION 5.14. Minimum Consolidated Net Worth. Permit the Consolidated Net Worth of the Company at the end of any fiscal quarter to be less than $12,500,000,000.
          SECTION 5.15. Limitation on Issuance of Consumer Notes. Permit the aggregate principal amount of Consumer Notes outstanding at any time to exceed the sum of (a) $4,000,000,000 and (b) $1,000,000,000 multiplied by the number of anniversaries of the Restatement Effective Date that shall have occurred prior to such time.

ARTICLE VI
Events of Default
          In case of the happening of any of the following events (each an “Event of Default”):
     (a) any representation or warranty made or deemed made under this Agreement, or any written information or other information transmitted orally during a formal presentation, furnished by any Borrower or any Subsidiary to the Administrative Agent or the Lenders pursuant to this Agreement or in connection with the arrangement, syndication or closing of the facilities established hereby, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) (i) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) default shall be made in the payment of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and such default under this clause (ii) shall continue unremedied for a period of three Business Days;
     (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten days;
     (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01, 5.10, 5.11, 5.12, 5.13 or 5.14 or in any Local Currency Addendum and, in the case of any default under Section 5.11, such default shall continue for 30 days;
     (e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein or in any other Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;
     (f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, when and as the same shall become due and payable (and in the case of Consumer Notes, such failure shall continue unremedied for ten Business Days) or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such

Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that, for purposes of this clause (f), the failure to pay principal or interest in respect of, or observe or perform any other term, covenant, condition or agreement applicable to, one tranche of Consumer Notes shall not, in and of itself, constitute the failure to pay principal or interest in respect of, or observe or perform any other term, covenant, condition or agreement applicable to, any other tranche of Consumer Notes;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, any Borrowing Subsidiary or any Restricted Subsidiary, or of a substantial part of the property or assets of the Company, any Borrowing Subsidiary or any Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Borrowing Subsidiary or any Restricted Subsidiary or for a substantial part of the property or assets of the Company, any Borrowing Subsidiary or any Restricted Subsidiary, or (iii) the winding up or liquidation of the Company, any Borrowing Subsidiary or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or any Governmental Authority having jurisdiction over the Company, any Borrowing Subsidiary or any Restricted Subsidiary shall issue any order or commence any proceeding for the conservation or administration of the Company, any Borrowing Subsidiary or any Restricted Subsidiary or shall take any similar action;
     (h) the Company, any Borrowing Subsidiary or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Borrowing Subsidiary or any Restricted Subsidiary or for a substantial part of the property or assets of the Company, any Borrowing Subsidiary or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more final judgments shall be entered by any court against the Company or any of the Subsidiaries for the payment of money in an aggregate amount in excess of $50,000,000, and such judgment or judgments shall not have been paid, discharged or stayed for a period of 60 days, or a warrant of attachment or execution or similar process shall have been issued or levied against property of the Company or any of the Subsidiaries to enforce any such judgment or judgments;
     (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect; or
     (k) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Company or any Restricted Subsidiary described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in the case of any event with respect to the Company or any Restricted Subsidiary described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.
          After the exercise of remedies provided for in the foregoing paragraph, any amount received by the Administrative Agent pursuant to the provisions of this Article VI shall be applied by the Administrative Agent in the following order:
          First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;
          Second, to payment of fees, indemnities and other amounts (other than (i) principal of and interest on Loans and unreimbursed LC Disbursements and (ii) the Facility Fees, the Usage Fees and the LC Participation Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
          Third, to payment of accrued and unpaid Facility Fees, Usage Fees and LC Participation Fees and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;
          Fourth, to payment of unpaid principal of the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
          Last, the balance, if any, to the Borrowers or as otherwise required by law.
ARTICLE VII
Guarantee
          In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, of the Guaranteed Obligations. The Company further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.
          The Company waives presentment to, demand of payment from and protest to the Borrowing Subsidiaries of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrowing Subsidiaries under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any guarantee or any other agreement; (c) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any Lender’s rights with respect thereto; or (d) the failure of any Lender to exercise any right or remedy against any other guarantor of the Guaranteed Obligations. The Company hereby agrees that any payments in respect of the Guaranteed Obligations pursuant to this Article VII will be paid to the Administrative Agent without setoff or counterclaim, in Dollars (in the case of Guaranteed Obligations arising under this Agreement) or, at the option of the relevant Local Currency Lender(s), in Dollars or in the relevant Local Currency (in the case of Guaranteed Obligations arising under any Local Currency Facility), at (a) the office of the Administrative Agent specified in Section 2.19(a) (in the case of Guaranteed Obligations arising under this Agreement) or (b) at the office specified for payments under the relevant Local Currency Addendum or such other office as shall have been specified by the relevant Local Currency Lender(s) in each case to the extent permitted by applicable law (in the case of Guaranteed Obligations arising under any Local Currency Addendum).
          The Company further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security, if any, held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on its books, in favor of the Borrowing Subsidiaries or any other person.
          The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity.
          To the extent permitted by applicable law, the Company waives any defense based on or arising out of any defense available to the Borrowing Subsidiaries, including any defense based on or arising out of any disability of the Borrowing Subsidiaries, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowing Subsidiaries, other than final payment in full of the Guaranteed Obligations. The Administrative Agent and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, or exercise any other right or remedy available to them against the Borrowing Subsidiaries, or any security without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been fully and finally paid. The Company waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against the Borrowing Subsidiaries or any security.
          The Company further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay or cause to be paid to the Administrative Agent or such Lender in cash the amount of such unpaid Guaranteed Obligation.
          Until the termination of this Agreement and the commitments hereunder, and the repayment in full of all amounts due under this Agreement, the Company hereby irrevocably waives and releases any and all rights of subrogation, indemnification, reimbursement and similar rights which it may have against or in respect of the Borrowing Subsidiaries at any time relating to the Guaranteed Obligations, including all rights that would result in its being deemed a “creditor” of the Borrowing Subsidiaries under the United States Code as now in effect or hereafter amended, or any comparable provision of any successor statute.
ARTICLE VIII
The Administrative Agent
          SECTION 8.01. Appointment and Authority. Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and none of the Borrowers shall have rights as a third party beneficiary of any of such provisions.
          SECTION 8.02. Rights as a Lender. The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of the Borrowers or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and 9.07) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the LC Issuer.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Affiliates and its or its Affiliates’ partners, directors, officers, employees, agents and advisors. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates, partners, directors, officers, employees, agents and advisors of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.
          SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company, the LC Issuer and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents and advisors of any of the foregoing in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          The resignation by Bank of America, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such outstanding Letters of Credit.
          SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender, any Affiliates of the Administrative Agent or any other Lender or any partners, directors, officers, employees, agents and advisors of any of the foregoing and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any Affiliate of the Administrative Agent or any other Lender or any partners, directors, officers, employees, agents and advisors of any of the foregoing and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents or the documentation agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:
     (i) if to any Borrower, to The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155, Attention of Mr. John Giamalis (Telecopy No. 860-547-2878); with a copy to Mr. Richard G. Costello, The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford CT 06155 (Telecopy No. 860-723-4517);

     (ii) if to the Administrative Agent, (A) for payments and requests for credit extensions, to Bank of America, N.A., 2001 Clayton Road, Building B, 2nd Floor, Mail Code CA4-702-02-25, Concord, CA 94521, Attention of Petra Rubio (Telephone No. 925-675-8062; Telecopy No. 888-969-9237; Electronic Mail Address: Petra.Rubio@bankofamerica.com), Ref: The Hartford Financial Services Group, Inc., Account No. 003750836479, ABA# 026009593, and (B) for all other notices, to Bank of America, N.A., Agency Management, 1455 Market Street, 5th Floor, Mail Code CA5-701-05-19, San Francisco, CA 94103, Attention of Aamir Saleem (Telephone No. 415-436-2769; Telecopy No. 415-503-5089; Electronic Mail Address: Aamir.Saleem@bankofamerica.com), Ref: The Hartford Financial Services Group, Inc.;
     (iii) if to the LC Issuer, to Bank of America, N.A., Trade Operations, Los Angeles, 1000 W Temple Street, Mail Code CA9-705-07-05, Los Angeles, CA 90012-1514, Attention of Hermann Schutterle (Telephone No. 213-481-7826; Telecopy No. 213-580-8441; Electronic Mail Address: Hermann.Schutterle@bankofamerica.com); and
     (iv) if to any other Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the LC Issuer and shall survive the making by the Lenders of the Loans or the issuance by the LC Issuer of any Letters of Credit regardless of any investigation made by the Lenders or the LC Issuer or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit is outstanding or the Commitments have not been terminated.
          SECTION 9.03. Binding Effect. This Agreement shall become effective on the Restatement Effective Date when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.

          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (including any Affiliate of the LC Issuer that issues any Letter of Credit); and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns (including any Affiliate of the LC Issuer that issues any Letter of Credit).
          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Company (except when there exists a Default or an Event of Default) and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and a processing and recordation fee of $3,500; (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and (iv) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $5,000,000 or shall be zero. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.
          (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrowers or the performance or observance by the Borrowers of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent, the LC Issuer and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent of the Company to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.
          (f) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity), except that all claims made pursuant to such Sections shall be made through such selling Lender; and (iv) the Borrowers, the Administrative Agent, the LC Issuer and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement.
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.
          (h) The Borrowers shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.
          (i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrowers agree to pay all reasonable out-of-pocket expenses (i) incurred by the Administrative Agent and Banc of America Securities LLC in connection with the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof, (ii) incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder or (iii) incurred by the Administrative Agent, the LC Issuer or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or in connection with the Loans made hereunder or under any Local Currency Addendum or Letters of Credit issued hereunder, in each case including the reasonable fees and disbursements of counsel for the Administrative Agent or, in the case of enforcement costs and documentary taxes, the Lenders.
          (b) The Borrowers agree to indemnify the Administrative Agent, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement; (ii) the use of the proceeds of the Loans and Letters of Credit (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether commenced by a third party or by a Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the termination of any of the Letters of Credit or reimbursement of any LC Disbursement, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the LC Issuer or any Lender. All amounts due under this Section shall be payable on written demand therefor.
          SECTION 9.06. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the LC Issuer or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the LC Issuer and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or LC Disbursement or any Fee or other amount due hereunder or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby; (ii) increase the Commitment or decrease any Fee or other amount owing to any Lender without the prior written consent of such Lender; (iii) limit or release the guarantee set forth in Article VII; or (iv) amend or modify the provisions of Section 2.17 or Section 9.04(h), the provisions of this Section or the definition of the “Required Lenders”, without the prior written consent of each Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the LC Issuer hereunder without the prior written consent of the Administrative Agent or the LC Issuer, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.
     SECTION 9.08. Entire Agreement. This Agreement and the agreements referred to in Section 2.07 constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     SECTION 9.09. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or obligations of any Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this

Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.13. Jurisdiction; Consent to Service of Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any Local Currency Addendum, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement, any Local Currency Addendum against any other party hereto in the courts of any jurisdiction.
     (b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Local Currency Addendum in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.
     SECTION 9.15. Addition of Borrowing Subsidiaries. Each Borrowing Subsidiary which shall deliver to the Administrative Agent a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company shall, upon such delivery and without further act, become a party hereto and a Borrower hereunder with the same effect as if it had been an original party to this Agreement.
     SECTION 9.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     SECTION 9.17. Confidentiality. Each of the Administrative Agent and the Lenders, on behalf of itself and its Affiliates and agents, agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates involved in the preparation, execution, monitoring and administration of this Agreement and the transactions contemplated thereby, and to such Lender’s and such Affiliates’ directors, officers, employees and agents involved in the preparation, execution, monitoring and administration of this Agreement and the transactions contemplated thereby, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and that the Administrative Agent and each Lender, as applicable, shall be responsible for compliance with the provisions of this Section 9.17 by each of its Affiliates to which it discloses Information under this clause (a) and each director, officer, employee and agent of any such Affiliate); (b) to the extent requested by any regulatory or self-regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being understood the Administrative Agent or the Lender, as applicable, shall notify the Company, to the extent permitted by law, of such required disclosure within a reasonably practicable time after such Agent or Lender gains knowledge of the required disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any direct, indirect, actual or prospective counterparty (and its advisor) to any swap or derivative transaction related to the obligations under this Agreement; (g) with the written consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is independently developed or received by a party hereto without utilizing any Information received from a Borrower or violating the terms of this Section 9.17. For the purposes of this Section, “Information” means all confidential information, including but not limited to all information provided during the Administrative Agent’s and Lenders’ due diligence process regarding this Agreement, received from a Borrower relating to any Borrower or any Subsidiary or any Borrower’s or any Subsidiary’s business other than any such information that is “structure” or “tax aspects” of the transactions contemplated by this Agreement, as such terms are used in Code sections 6011, 6111 or 6112, and the regulations promulgated thereunder; provided that, in the case of information received from a Borrower, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. For the avoidance of doubt, the Borrowers, the Administrative Agent and the Lenders agree that the Borrowers, the Administrative Agent and the Lenders (and each of their Affiliates, their directors, officers, agents, attorneys, employees and representatives) are permitted to disclose to any and all Persons, without limitation of any kind, the “structure” and “tax aspects” of the transactions contemplated by this Agreement, as such terms are used in Code sections 6011, 6111 or 6112, and the regulations promulgated thereunder, and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent and the Lenders related to such structure and tax aspects. The preceding sentence and clause in the definition of “Information” above are set forth herein solely to come within certain “safe harbor” provisions set forth in certain temporary regulations promulgated under Code sections 6011, 6111 and 6112.
     SECTION 9.18. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with its requirements.
     SECTION 9.19. No Fiduciary Duty. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the LC Issuer, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the LC Issuer, the Lenders and their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC., as Borrower,

by	/s/ John N. Giamalis
	Name:	John N. Giamalis
	Title:	Senior Vice President and Treasurer

BANK OF AMERICA, N.A., individually, as LC Issuer and as Administrative Agent,
by	/s/ Jason Cassity
	Name:	Jason Cassity
	Title:	Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: ABN AMRO Bank N.V.,
by	/s/ Michael DeMarco
	Name:	Michael DeMarco
	Title:	Vice President

For Lenders needing a second signature line:
by	/s/ Giovanni Fallone
	Name:	Giovanni Fallone
	Title:	Managing Director

SIGNATURE PAGE TO THE HARTFORD
FINANCIAL SERVICES GROUP, INC.
AMENDED AND RESTATED FIVE-YEAR
COMPETITIVE ADVANCE AND REVOLVING
CREDIT FACILITY AGREEMENT.

LENDER:

The Bank of New York Mellon Corporation,

by	/s/ Richard G. Shaw
	Name:	Richard G. Shaw
	Title:	Vice President

SIGNATURE PAGE TO THE HARTFORD
FINANCIAL SERVICES GROUP, INC.
AMENDED AND RESTATED FIVE-YEAR
COMPETITIVE ADVANCE AND REVOLVING
CREDIT FACILITY AGREEMENT.

LENDER:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
New York Branch

by	/s/ Chimie T. Pemba
	Name:	Chimie T. Pemba
	Title:	Authorized Signatory

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: Branch Banking and Trust Company,
by	/s/ Robert M. Searson
	Name:	Robert M. Searson
	Title:	Senior Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: Citibank, N.A.,
by	/s/ Maria G. Hackley
	Name:	Maria G. Hackley
	Title:	Managing Director

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: CREDIT SUISSE, Cayman Islands Branch
by	/s/ Jay Chall
	Name:	Jay Chall
	Title:	Director

by	/s/ Alain Schmid
	Name:	Alain Schmid
	Title:	Assistant Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT.

LENDER:

Deutsche Bank AG New York Branch,

by	/s/ Richard Herder

Name: Richard Herder
Title: Managing Director

For Lenders needing a second signature line:

by	/s/ Michael Campites

Name: Michael Campites
Title: Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: HSBC Bank USA, N.A.,
by	/s/ Kenneth Johnson
	Name:	Kenneth Johnson
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
by	/s/ Melvin D. Jackson
	Name:	Melvin D. Jackson
	Title:	Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: Lehman Commercial Paper Inc.,
by	/s/ Rohit Nair
	Name:	Rohit Nair
	Title:	Authorized Signatory

SIGNATURE PAGE TO THE HARTFORD
FINANCIAL SERVICES GROUP, INC.
AMENDED AND RESTATED FIVE-YEAR
COMPETITIVE ADVANCE AND REVOLVING
CREDIT FACILITY AGREEMENT.

LENDER:

Greenwich Capital Markets, Inc., as agent for

The Royal Bank of Scotland plc,

by	/s/ George J. Urban
	Name:	George J. Urban
	Title:	Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: State Street Bank and Trust Company,
by	/s/ Lise Anne Boutiette
	Name:	Lise Anne Boutiette
	Title:	Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: Sumitomo Mitsui Banking Corp.,
by	/s/ Yoshihiro Hyakutome
	Name:	Yoshihiro Hyakutome
	Title:	General Manager

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: SUNTRUST BANK
by	/s/ Brian K. Peters
	Name:	Brian K. Peters
	Title:	Managing Director

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: UBS LOAN FINANCE LLC
by	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

by	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. U.S. BANK NATIONAL ASSOCIATION
by	/s/ Peter I. Bystol
	Name:	Peter I. Bystol
	Title:	Assistant Vice President

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: Wachovia Bank, National Association
by	/s/ Joan Anderson
	Name:	Joan Anderson
	Title:	Director

SIGNATURE PAGE TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. AMENDED AND RESTATED FIVE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT. LENDER: Webster Bank, National Association,
by	/s/ Lawrence Davis
	Name:	Lawrence Davis
	Title:	Vice President

SIGNATURE PAGE TO THE HARTFORD
FINANCIAL SERVICES GROUP, INC.
AMENDED AND RESTATED FIVE-YEAR
COMPETITIVE ADVANCE AND REVOLVING
CREDIT FACILITY AGREEMENT.

LENDER:

Wells Fargo Bank, National Association,

by	/s/ Robert C. Meyer
	Name:	Robert C. Meyer
	Title:	Senior Vice President

SIGNATURE PAGE TO THE HARTFORD
FINANCIAL SERVICES GROUP, INC.
AMENDED AND RESTATED FIVE-YEAR
COMPETITIVE ADVANCE AND REVOLVING
CREDIT FACILITY AGREEMENT.

LENDER:

William Street Commitment Corporation

(Recourse only to the assets of William Street
Commitment Corporation),

by	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Assistant Vice President